Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

XORA, INC.

AJAX ACQUISITION CORPORATION

CLICKSOFTWARE, INC.

NED CARLSON,

AS STOCKHOLDER REPRESENTATIVE, AND THE

SIGNING STOCKHOLDERS PARTY HERETO

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2.23	Employee Benefit Plans and Compensation	31
2.24	Insurance and Bonds	35
2.25	Compliance with Laws	36
2.26	Foreign Corrupt Practices Act	36
2.27	Warranties; Indemnities	36
2.28	Complete Copies of Materials	36
2.29	Stockholder Loans	36
2.30	Suppliers and Customers	37
2.31	Privacy	37
2.32	Compliance with the Immigration Reform and Control Act	37
2.33	Bank Accounts; Letters of Credit; Powers of Attorney	38
2.34	Data Room	38
2.35	Representations Complete	38

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH SIGNING STOCKHOLDER		38
3.1	Authority	38
3.2	No Conflict; Required Filings and Consents	39
3.3	Proceedings; Orders	39
3.4	Title to Shares	40
3.5	Brokers	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CS AND SUB		40
4.1	Organization and Standing	40
4.2	Authority	40
4.3	No Conflict	41
4.4	Consents	41
4.5	Cash Resources	41

ARTICLE V CONDUCT AND OTHER AGREEMENTS PRIOR TO THE EFFECTIVE TIME		41
5.1	Conduct of Business of the Company and its Subsidiaries	41
5.2	No Solicitation	44
5.3	Stockholder Notice	45
5.4	Access to Information	47
5.5	Confidentiality	47
5.6	Expenses	48
5.7	Public Disclosure	48
5.8	Consents	48
5.9	FIRPTA Compliance	48
5.10	Reasonable Efforts	49
5.11	Notification of Certain Matters	49
5.12	Additional Documents and Further Assurances	49
5.13	Company Options and Warrants	49
5.14	Information Technology Security	49
5.15	Resignation of Officers and Directors; Subsidiary Matters	49
5.16	Supplying Financial Statements	50

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5.17	Destruction of Confidential Information	50
5.18	Tax Matters	50

ARTICLE VI CONDITIONS TO THE MERGER		51
6.1	Conditions to the Obligations of Each Party to Effect the Merger	51
6.2	Additional Conditions to the Obligations of CS and Sub	52
6.3	Additional Conditions to the Obligations of the Company and the Signing Stockholders	56

ARTICLE VII INDEMNIFICATION AND ESCROW		56
7.1	Survival of Representations and Warranties	56
7.2	Indemnification by the Indemnifying Parties	57
7.3	Claims for Indemnification	59
7.4	Escrow Funds	61
7.5	Stockholder Representative	61
7.6	Additional Indemnification	63

ARTICLE VIII . TERMINATION, AMENDMENT AND WAIVER		63
8.1	Termination	63
8.2	Effect of Termination	64
8.3	Amendment	64
8.4	Extension; Waiver	65

ARTICLE IX GENERAL PROVISIONS		65
9.1	Notices	65
9.2	Interpretation	66
9.3	Counterparts	66
9.4	Entire Agreement; Assignment	66
9.5	Severability	67
9.6	Other Remedies	67
9.7	Governing Law	67
9.8	Rules of Construction	67
9.9	Specific Performance	67
9.10	Attorneys’ Fees	68
9.11	Release	68
9.12	WAIVER OF JURY TRIAL	68
9.13	Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege	68

ARTICLE X DEFINITIONS		69

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Legal Opinion of Counsel to the Company

Exhibit E	Example Net Working Capital Calculation

Exhibit F	Form of Carve-Out Participant Agreement

Schedule	Description

1	Signing Stockholders

1.7(a)(i)	Estimated Merger Consideration Per Share

1.7(c)-1	Option Termination Documents

1.7(c)-2	Warrant Termination Documents

2.2(a)(i)	Owners of Record of Series AA Preferred Stock

6.2(d)	Mandatory Third-Party Consents

6.2(e)	Agreements to be Terminated

6.2(r)	Key Employees

6.2(u)	Certain Unsettled Disputes

7.2(a)(vi)	Subsidiary Losses

7.2(b)	Deemed Losses

7.6	Indemnification Schedule

10	Escrow Pro Rata Portion and Indemnity Pro Rata Portion Schedule

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 17, 2014 by and among ClickSoftware, Inc., a California corporation (“CS”), Ajax Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of CS (“Sub”), Xora, Inc., a Delaware corporation (such corporation and any predecessor entity thereto, the “Company”), Ned Carlson as Stockholder Representative (the “Stockholder Representative”), and the stockholders listed on Schedule 1 hereto (the “Signing Stockholders”). Certain capitalized terms used but not otherwise defined herein are defined in Article X hereof.

RECITALS

A.          Each of CS, Sub and the Company believe it is in the best interests of each such company and its respective stockholders that CS acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”).

B.           The Signing Stockholders own, in the aggregate, approximately ninety-five percent (95%) of the outstanding Preferred Stock of the Company.

C.           Pursuant to the Merger, among other things, all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein, and all Company Options, Company Warrants and any other rights to acquire Company Capital Stock shall be terminated for no consideration.

D.           A portion of the consideration payable by CS in connection with the Merger shall be placed in escrow by CS as security for the indemnification obligations set forth in this Agreement and the obligation to offset a shortfall in the net working capital of the Company as set forth in this Agreement, and the Company shall use available cash to fund a portion of such escrow otherwise payable to the Carve-Out Participants.

E.           The Company and the Signing Stockholders, on the one hand, and CS and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

F.           Simultaneously with the execution of this Agreement, and as a material inducement to CS to enter into this Agreement, the Signing Stockholders are entering into a Voting Agreement with CS in the form of Exhibit A attached hereto (the “Voting Agreement”), pursuant to which each such Signing Stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his, her or its shares of Company Capital Stock in favor of the Merger.

G.           As a material inducement to CS to enter into this Agreement, certain employees of the Company will be required to be employed with the Company at the Effective Time of the Merger as provided herein.

H.           As soon as practical following the execution and delivery of this Agreement, the Company shall use commercially reasonable efforts to promptly obtain the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, including each of the matters set forth in Section 5.1(a) hereof, pursuant to stockholder action by written consent (the “Stockholder Written Consents”), signed by the holders of the Requisite Stockholder Vote, pursuant to and in strict accordance with the applicable provisions of Delaware Law and the Company Charter Documents.

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NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

thE MERGER

1.1           The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of CS. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2           Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place, unless another time and/or place is mutually agreed upon in writing by CS and the Company, at the offices of Sullivan & Worcester LLP (and/or remotely via the electronic exchange of documents and signatures) on the date which is the later of (a) February 28, 2014, provided that prior to such date the conditions set forth in Article VI hereof have been satisfied or waived or (b) not more than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof have been satisfied or waived (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, further, that if any part of the foregoing five (5) Business Day period falls during the last five (5) Business Days of a month, CS may elect to defer the Closing to the last Business Day of such month. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the effective time specified in the Certificate of Merger with the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). All deliveries, payments and other transactions and documents relating to the Closing (a) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing), and (b) shall be deemed to be consummated simultaneously.

1.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

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1.4         Certificate of Incorporation and Bylaws.

(a)          Unless otherwise determined by CS prior to the Effective Time, the certificate of incorporation of the Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and as of the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of such certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Xora, Inc.”

(b)          Unless otherwise determined by CS prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at and as of the Effective Time, except that the name of the Surviving Corporation shall be “Xora, Inc.” until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5         Directors and Officers.

(a)          Directors. Unless otherwise determined by CS prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b)          Officers. Unless otherwise determined by CS prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6         Final Purchase Price. For purposes of this Agreement, the “Final Purchase Price” shall be that amount, in cash and without interest, equal to the Initial Purchase Price, plus (a) the amount of Company Cash, minus (b) half of the fees and expenses of the Escrow Agent in accordance with the Escrow Agreement and half of the fees and expenses of the Paying Agent in accordance with Section 1.9(a), minus (c) the sum of (i) the Closing Debt to the extent not paid by the Company prior to the Closing and (ii) Indebtedness to the extent not paid by the Company prior to the Closing, plus or minus (as the case may be) (d) the Net Working Capital Adjustment. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount paid or payable by CS under this Article I exceed the Final Purchase Price.

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1.7         Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)          Consideration to be Paid at the Effective Time.

(i)          At and as of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, (A) each outstanding share of Company Series AA Preferred Stock (other than any Dissenting Shares) shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the Per Share Series AA Merger Consideration, (B) each outstanding share of Common Stock (other than any Dissenting Shares) shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash (without interest) equal to the Per Share Common Merger Consideration, and (C) each Dissenting Share shall be cancelled and extinguished and be converted automatically into the right to receive payment from the Surviving Corporation with respect thereto in accordance with applicable state Law, unless and until any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law. Notwithstanding the foregoing in this Section 1.7(a)(i), at the Closing the amount to be paid with respect to each share of Company Capital Stock shall be based upon the Estimated Purchase Price (as defined below). Attached as Schedule 1.7(a)(i) is a schedule setting forth the Per Share Merger Consideration applicable to each share of Company Common Stock and Company Series AA Preferred Stock. The Company shall deliver an updated Schedule 1.7(a)(i) to CS at Closing to reflect any changes required to correctly compute the amount of Per Share Merger Consideration applicable to each share of Company Common Stock and Company Series AA Preferred Stock. CS and the Paying Agent shall be entitled to rely on Schedule 1.7(a)(i) in making distributions to Stockholders pursuant to Section 1.9(c).

(ii)         No share of Company Capital Stock shall be deemed to be outstanding or to have any rights other than those set forth in Section 1.7(a)(i) hereof after the Effective Time.

(b)          Cancellation of Company-Owned Stock. Each share of Company Capital Stock held by the Company or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

(c)          Termination of Company Options and Company Warrants. Each Company Option, to the extent not exercised as of the Effective Time, shall be terminated in accordance with Section 16.1 of each Plan and the documents attached as Schedule 1.7(c)-1, including an acknowledgement by each holder thereof who is an employee of the Company as of the date of this Agreement and a notice by registered mail to each holder thereof who is not such an employee. To the extent not exercised as of the Effective Time, the Company shall cause each Company Warrant to be terminated as of the Effective Time in accordance with the documents attached as Schedule 1.7(c)-2, including a release by the holder thereof as to such Company Warrant and the shares issuable thereunder. CS shall not assume or convert any Company Option or Company Warrant into any other security or cash.

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(d)          Withholding Taxes. The Company, and on its behalf, CS and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock, Company Warrant or holder of Closing Debt such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be timely paid to the appropriate Tax authority and shall be treated for all purposes of this Agreement as having been paid to the Stockholders or holder of Closing Debt in respect of whom such deduction, withholding and payment were made.

(e)          Stockholder Loans. In the event that any Stockholder has outstanding loans from the Company or any of its Subsidiaries as of the Effective Time, any consideration payable to such Stockholder pursuant to this Section 1.7 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Stockholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.7(e). To the extent the consideration payable to such Stockholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Stockholder.

(f)          Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares of common stock of Sub shall thereafter evidence ownership of such shares of common stock of the Surviving Corporation.

(g)          Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

1.8         Dissenting Shares.

(a)          Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.7 hereof (and subject to the provisions of Article VII hereof), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b)          Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.7 hereof, without interest thereon, and subject to the provisions of Section 1.9 and Article VII, upon surrender of the certificate representing such shares.

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(c)          The Company shall give CS (i) prompt notice of any written notice of intent to demand appraisal under Delaware Law or demand for appraisal under Delaware Law received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of CS, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands and shall not use an estimate of fair value in an amount greater than the applicable Per Share Merger Consideration in any offer of payment without CS’s prior written consent. Notwithstanding the foregoing, to the extent that CS or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other costs or expenses in respect of any Dissenting Shares or claims brought by one or more Stockholders (excluding payments for such shares) (together “Dissenting Share Payments”), CS shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.

1.9         Mechanics of Exchange.

(a)          Paying Agent. People’s United Bank shall serve as the paying agent (in such capacity, the “Paying Agent”) for the Merger. Half of the fees and expenses of the Paying Agent shall be subtracted from the Final Purchase Price, and half of the fees and expenses of the Paying Agent shall be paid by CS.

(b)          CS to Provide Cash. As promptly as practicable after the Effective Time (but in any event within one Business Day after the Effective Time), CS shall make available to the Paying Agent for exchange in accordance with this Article I, the Estimated Purchase Price (less the Escrow Amount, plus the Carve-Out Escrow Amount to the extent paid by the Company from its available cash in connection with the Closing) payable to the Stockholders in exchange for their shares of Company Capital Stock pursuant to Section 1.7(a) hereof. In accordance with Article VII hereof, as promptly as practicable after the Effective Time, CS shall deposit (out of the Estimated Purchase Price) the Indemnity Escrow Amount and Net Working Capital Adjustment Escrow Amount into the applicable Escrow Fund, less the Carve-Out Escrow Amount, which the Company shall deposit into the applicable Escrow Fund in connection with the Closing. Each Indemnifying Party shall be deemed to have contributed his or her Escrow Pro Rata Portion of the Indemnity Escrow Amount and Net Working Capital Adjustment Escrow Amount to the Escrow Fund.

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(c)          Exchange Procedures. On or following the Closing Date, each Stockholder may surrender the certificate(s) representing such Stockholder’s shares of Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation, together with a duly completed and validly executed letter of transmittal in such customary form and having such customary provisions that CS and the Paying Agent may reasonably request, including without limitation: (i) instructions for effecting the surrender of the Company Stock Certificates in exchange for the right to receive the Initial Purchase Price as of the Closing, (ii) a release of such Stockholder’s claims against the Company and the Company’s directors, officers and controlling persons (in their capacity as such), any Subsidiaries, CS and Sub, (iii) a requirement for a completed W-9 (or applicable form W-8, if any), and (iv) an acknowledgement by such Stockholder that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Paying Agent. Until so surrendered, each outstanding Company Stock Certificate will be deemed for all corporate purposes to evidence only the right to receive the amount of cash into which such shares of Company Capital Stock shall be so exchanged. Upon the surrender of a Company Stock Certificate (or compliance with Section 1.11 hereof) for cancellation to the Paying Agent, or such other agent or agents as may be appointed by CS, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor, the amount equal to the cash to which such holder is entitled pursuant to Section 1.7(a)(i) hereof, less the amount of cash to be deposited by CS in the Escrow Fund on such holder’s behalf pursuant to Section 1.9(b) hereof and Article VII hereof and the Company Stock Certificate so surrendered shall be cancelled.

(d)          Transfers of Ownership. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Capital Stock that was outstanding prior to the Effective Time.

(e)          No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition, in the event that any amount of cash (other than the cash held in the Escrow Fund in accordance with Article VII hereof) shall not have been distributed by the Paying Agent within 180 days following the Effective Time, then the Paying Agent may, but only upon CS’s written request, surrender such undistributed funds to CS. After the end of such 180-day period, any Stockholder who has not theretofore delivered or surrendered such Stockholder’s Company Stock Certificate(s) to the Paying Agent, subject to applicable Law, shall look as a general creditor only to CS for payment of such Stockholder’s entitlement to the applicable Per Share Merger Consideration and shall be obligated to follow procedures equivalent to those set forth in Section 1.9(c).

1.10       No Further Ownership Rights in Company Capital Stock. The amount of cash payable for shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock. After the Effective Time, each Company Stock Certificate presented to the Surviving Corporation for any reason shall be cancelled and exchanged as provided in this Article I.

1.11       Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall issue replacement certificates in exchange for such lost, stolen or destroyed certificates, upon delivery to or at the direction of CS and the Paying Agent of a bond, reasonably acceptable to CS and the Paying Agent, in the amount of such Stockholder’s entitlement to the applicable Per Share Merger Consideration; provided, however, that CS and the Paying Agent may, in their discretion, accept in the place of such a bond an affidavit by the owner of such lost, stolen or destroyed certificate as to the facts thereof.

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1.12       Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Surviving Corporation are hereby authorized, empowered and directed in the name of and on behalf of the Company to execute and deliver any and all things and to take such action as is necessary or desirable to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

1.13       Closing Calculations. The Company shall prepare, and deliver to CS at least three (3) Business Days prior to the Closing, a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to the Paying Agent and CS, which Spreadsheet shall be certified by the Company (and signed by the Chief Executive Officer of the Company on its behalf), as complete and correct as of the Closing and which shall separately list, as of the close of business on the Closing Date, (a) the amounts of (i) Company Cash, (ii) Closing Debt to the extent not paid by the Company prior to the Closing and, separately, Third-Party Expenses (the “Estimated Third-Party Expenses”), (iii) Indebtedness to the extent not paid by the Company prior to the Closing, (iv) Net Working Capital and the estimated Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), and (v) half of the fees and expenses of the Escrow Agent in accordance with the Escrow Agreement and half of the fees and expenses of the Paying Agent in accordance with Section 1.9(a), itemized and detailed to CS’s reasonable satisfaction, together with all necessary wire transfer information for each person to whom the Closing Debt is owed, (b) all Stockholders and their respective last-known addresses, the number of shares of Company Capital Stock held by such persons (including the respective certificate numbers), the amount of cash payable to each holder pursuant to Section 1.7(a) hereof, the amount of cash to be deposited into the Indemnity Escrow Fund on behalf of each Indemnifying Party pursuant to Section 7.4 hereof, and the amount of cash to be deposited into the Net Working Capital Adjustment Escrow Fund on behalf of each Indemnifying Party pursuant to Section 7.4 hereof, and (c) and such other information relevant thereto or which the Paying Agent or CS may reasonably request. Using these estimates and information, CS shall calculate an estimate of the Final Purchase Price (the “Estimated Purchase Price”) and deliver to the Stockholder Representative its good faith calculation, in reasonable detail, of the Estimated Purchase Price, each Indemnifying Party’s Escrow Pro Rata Portion and each Series AA Stockholder’s Indemnity Pro Rata Portion.

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1.14         Closing Net Working Capital Calculation. Within 90 days after the Closing Date, CS will deliver to the Stockholder Representative a spreadsheet (the “Net Working Capital Calculation”) showing the calculations, as of the close of business on the Closing Date, of Net Working Capital and the Net Working Capital Adjustment, together with supporting documentation and information. After delivery of the Net Working Capital Calculation, the Stockholder Representative and its accountants and other representatives shall be permitted reasonable access to review the Surviving Corporation’s and its Subsidiaries’ books and records and work papers related to the preparation of the Net Working Capital Calculation. The Stockholder Representative and its accountants and other representatives may make inquiries of CS and its accountants regarding questions concerning or disagreements with the Net Working Capital Calculation arising in the course of their review thereof, and CS shall use its, and shall cause the Surviving Corporation and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Stockholder Representative has any objections to the Net Working Capital Calculation, the Stockholder Representative shall deliver to CS a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to CS within 30 days after delivery of the Net Working Capital Calculation, the Net Working Capital Calculation shall be final, binding and non-appealable by the parties hereto. The Stockholder Representative and CS shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Stockholder Representative and CS shall submit such dispute to Blum Shapiro LLP (the “Dispute Resolution Auditor”). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Stockholder Representative and CS are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definitions contained herein and the provisions of this Section 1.14. The Stockholder Representative and CS shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all such disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by CS and the Stockholder Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable. The costs and expenses of the Dispute Resolution Auditor shall be allocated between CS, on the one hand, and the Indemnifying Parties, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Indemnifying Party responsible for its portion of such costs and expenses (determined on a pro rata basis according to each Indemnifying Party’s Escrow Pro Rata Portion)). For example, if the Stockholder Representative claims the appropriate adjustments are $1,000 greater than the amount determined by CS’s accountants, and CS contests only $500 of the amount claimed by the Stockholder Representative, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding to the Indemnifying Parties (to the extent of each Indemnifying Party’s Escrow Pro Rata Portion) $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to CS and 40% (i.e., 200 ÷ 500) to the Indemnifying Parties (to the extent of each Indemnifying Party’s Escrow Pro Rata Portion). If there are any expenses that become payable to CS by the Indemnifying Parties pursuant to this Section 1.14, then each Indemnifying Party (to the extent of each such Indemnifying Party’s Escrow Pro Rata Portion) shall promptly (but in any event within five Business Days) pay to CS such Indemnifying Party’s portion of such shortfall by wire transfer of immediately available funds to one or more accounts designated by CS to the Stockholder Representative.

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1.15         Post-Closing Adjustment Payment. If, after following the procedures set forth in Section 1.14 above, the Net Working Capital Adjustment is an amount that should have resulted in a greater increase (or less of a decrease) to the Initial Purchase Price than resulted by application of the Estimated Net Working Capital Adjustment, then the amount of the differential shall promptly (but in any event within five Business Days) be paid by CS to the Paying Agent by wire transfer of immediately available funds to one account designated by the Paying Agent for payment to the Indemnifying Parties to the extent of each such Indemnifying Party’s Escrow Pro Rata Portion, and CS and the Stockholder Representative shall jointly instruct the Escrow Agent to release the Net Working Capital Adjustment Escrow Amount to the Paying Agent to be paid accordingly. If, after following the procedures set forth in Section 1.14 above, the Net Working Capital Adjustment is an amount that should have resulted in a lesser increase (or more of a decrease) to the Initial Purchase Price than resulted by application of the Estimated Net Working Capital Adjustment, then CS and the Stockholder Representative shall jointly instruct the Escrow Agent to release the amount of the differential from the Net Working Capital Adjustment Escrow Fund to CS, provided that (a) any remainder in the Net Working Capital Adjustment Escrow Fund shall be released to the Paying Agent for payment to the Indemnifying Parties as provided in the preceding sentence and (b) to the extent the Net Working Capital Adjustment Escrow Amount is insufficient to satisfy the full amount of such differential, then CS and the Stockholder Representative shall jointly instruct the Escrow Agent to release the amount of such shortfall from the Indemnity Escrow Fund to CS.

1.16         Payment of Third-Party Expenses. Immediately prior to the Closing, the Company shall pay the Estimated Third-Party Expenses against statements from each of the providers of products or services giving rise thereto that payment for such products or services has been made in full.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CS that, except as set forth in the Schedule of Exceptions delivered by the Company to CS (the “Schedule of Exceptions”), the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Schedule of Exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, and any reference in this Article II to items “set forth in the Schedule of Exceptions” or “the Schedule of Exceptions contains” or words of similar effect shall be deemed to mean the section or subsection of the Schedule of Exceptions corresponding to the section or subsection of this Agreement where such reference appears. Any exception set forth in a section or subsection of the Schedule of Exceptions shall also qualify other sections or subsections of this Agreement, if and to the extent it is reasonably apparent on the face of an exception that such exception is applicable to such other section or subsection.

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2.1         Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the respective jurisdiction of its incorporation. The Company and each of its Subsidiaries has the corporate power to own its properties and to carry on its business as currently conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has delivered or made available to CS (i) a true and correct copy of its certificate of incorporation and bylaws (collectively, the “Company Charter Documents”), (ii) a true and correct copy of the certificate of incorporation and bylaws, or like organizational documents (collectively, the “Subsidiary Charter Documents”), of each of its Subsidiaries, and (iii) a true and correct copy of the minutes of meetings and other actions of the board of directors, including any committees of the board of directors, and the stockholders of the Company and each of its Subsidiaries, and each such instrument reflects all actions of the stockholders, the board of directors and any committees of the board of directors up to the date hereof and is in full force and effect on the date hereof. Section 2.1 of the Schedule of Exceptions lists the directors and officers of the Company and each of its Subsidiaries. The Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary is in violation of any of its applicable Subsidiary Charter Documents.

2.2         Company Capital Structure.

(a)          The authorized capital stock of the Company consists of 197,500,000 shares of Common Stock, 22,723,169 shares of which are issued and outstanding as of the date of this Agreement, and 140,500,000 shares of Preferred Stock, all of which are designated Series AA Preferred Stock, 133,638,995 of which are issued and outstanding as of the date of this Agreement and owned of record by the holders and in the amounts set forth on Schedule 2.2(a)(i). The Company shall notify CS in writing promptly upon becoming aware of any changes arising after the date hereof in the holders of Company Capital Stock, and the number and class or series of shares of Company Capital Stock held by any such holder. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance in all material respects with applicable federal, state and foreign securities Laws. The Company has not repurchased any shares of Company Capital Stock except in compliance in all material respects with all applicable federal, state, foreign and local Laws, including federal, state and foreign securities Laws, and any agreements applicable thereto. The Company has no reasonable expectation that it will suffer or incur any other Liability or Loss relating to or arising out of the issuance or repurchase of any shares of Company Capital Stock, Company Options or Company Warrants, or out of any agreements or arrangements relating thereto. Except as set forth in Section 2.2(a) of the Schedule of Exceptions, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. Except as set forth in Section 2.2(a) of the Schedule of Exceptions, no vesting provisions applicable to any shares of Company Restricted Stock, Company Options, Company Warrants, or to any other rights to purchase Company Capital Stock will accelerate as a result of the transactions contemplated by this Agreement.

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(b)          Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted or maintained any stock option plan or other plan or arrangement providing for equity compensation to any Company Personnel. Except as set forth in Section 2.2(a) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has granted any options to purchase Company Capital Stock or any other type of stock award other than pursuant to the Plan. The Company has reserved 48,271,695 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company under the Plan, (i) 1,922,426 shares of which are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 32,239,880 shares of which have been issued, and not cancelled or exercised, as of the date hereof, upon the exercise of options granted under the Plan and (iii) no shares of which have been issued, as of the date hereof, pursuant to stock restriction agreements under the Plan. The Company has reserved 3,240,000 shares of Company Common Stock and 1,587,259 shares of Series AA Preferred Stock for issuance upon the exercise of Company Warrants, (i) all shares of which are issuable, as of the date hereof, upon the exercise of outstanding, unexercised warrants, and (ii) no shares of which have been issued, as of the date hereof, upon the exercise of warrants. For each outstanding Company Option, Company Warrant, Company Restricted Stock or other stock award granted under the Plan or otherwise, Section 2.2(b) of the Schedule of Exceptions sets forth, as of the date of this Agreement, the name of the holder of such option, warrant or stock award, the grant date, the vesting commencement date (if different from the grant date), the number of shares of Company Common Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant or the value at which such stock award was granted, the vesting schedule for such option, warrant or stock award, including the extent vested to date, the type of option, warrant or stock award (including, in the case of options, whether an option is intended to qualify as an incentive stock option as defined in Section 422 of the Code), whether or not an election under Section 83(b) of the Code was filed in the case of a stock award (copies of which, if filed, have been provided or made available to CS), the extent vested and to be vested as of the Effective Time (reflecting the passage of time and any acceleration of vesting for such option, warrant or stock award that would result upon the consummation of the transactions contemplated by this Agreement). All such Company Options, Company Warrants, Company Restricted Stock and other stock awards have been issued in compliance in all material respects with all applicable federal, state and foreign Laws. Except for the Company Options, Company Warrants, Company Restricted Stock and other stock awards identified in Section 2.2(b) of the Schedule of Exceptions, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The form(s) of agreement pursuant to which such Company Options have been issued are attached to the Schedule of Exceptions as Section 2.2(b)(1), the form(s) of agreement pursuant to which such Company Warrants have been issued are attached to the Schedule of Exceptions as Section 2.2(b)(2), and the form(s) of agreement pursuant to which such Company Restricted Stock have been issued are attached to the Schedule of Exceptions as Section 2.2(b)(3). Section 2.2(b) of the Schedule of Exceptions also indicates which holders of Company Options, Company Warrants or Company Restricted Stock have executed which form of agreement as to which of such securities. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated hereby, the Company is not a party to, and as of the date hereof, there are no other voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, CS will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock.

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(c)          Each Company Option or other right to acquire Company Capital Stock or other equity of the Company (i) has an exercise price that was at least equal to the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A), and (iv) has in all material respects been properly accounted for in accordance with GAAP in the Company’s Financial Statements provided to CS.

2.3         Subsidiaries. Except as set forth in Section 2.1 of the Schedule of Exceptions, the Company (i) does not have, and has never had, any Subsidiaries, (ii) does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity, and (iii) does not have any ongoing obligation to purchase any shares of capital stock, or make any capital contribution to or other investment in, with respect thereto. Except as set forth in Section 2.1 of the Schedule of Exceptions, all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly by the Company, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. All required capital contributions to the Subsidiaries have been made and have not been reduced or impaired. All applicable provisions under applicable Law and the Subsidiary Charter Documents regarding the increase or the decrease of the share capital of the Subsidiaries have been duly observed in all material respects. Any facts and other documents required by applicable Law to be filed with the competent commercial register or other comparable authorities have been completed, duly and timely filed in all material respects. Neither the Company nor any of its Subsidiaries have any permanent establishments, branches, agencies or similar affiliates. Gearworks, Inc. is presently inactive and has no business operations.

2.4         Authority.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Stockholders under Delaware Law and the Company Charter Documents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and, subject to the adoption of this Agreement by the Stockholders under Delaware Law and the Company Charter Documents prior to the Effective Time, no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by CS and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

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(b)          The Board of Directors of the Company has validly (i) adopted the plan of merger set forth in this Agreement and approved this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Stockholders; and (iii) recommended adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement to the Stockholders.

2.5         No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Company Charter Documents or the Subsidiary Charter Documents; (ii) any mortgage, indenture, lease, contract (whether written or oral), covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party ; or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their properties (whether tangible or intangible) or assets. As a result of the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will not be prohibited from exercising any of its rights under the Contracts (other than any Contracts identified on Schedule 6.2(e) required to be terminated hereby), and neither CS nor the Surviving Corporation will be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments, which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6         Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

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2.7         Company Financial Statements.

(a)          Section 2.7 of the Schedule of Exceptions sets forth (1) the Company’s consolidated audited balance sheet as of December 31 for each of 2010, 2011 and 2012, and the related audited statements of income, cash flows and stockholders’ equity for the twelve month period then ended and (2) the Company’s consolidated reviewed balance sheet as of December 31, 2013 and the related reviewed statements of income, cash flows and stockholders’ equity for the twelve months then ended (all of the foregoing financial statements of the Company and the notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Financial Statements present fairly, in all material respects, the Company’s (including any consolidated Subsidiaries) financial condition and operating results as of the dates and during the periods indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company’s reviewed balance sheet as of December 31, 2013 is referred to hereinafter as the “Current Balance Sheet.”

(b)          The Company maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company (including any Company Personnel) nor its independent accountants has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the management of the Company or any Company Personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing.

(c)          Section 2.7(c) of the Schedule of Exceptions sets forth a complete and accurate list of all Closing Debt incurred as of the date hereof.

2.8         No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether constructive, accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) that is material, either individually or in the aggregate, except Liabilities which individually or in the aggregate (a) have been reflected in the Current Balance Sheet or disclosed in the notes thereto (to the extent of such reflection or disclosure) or in Section 2.7(c) of the Schedule of Exceptions, (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet, or (c) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Contract identified in Sections 2.13 or 2.14 hereof).

2.9         No Changes. Since the date of the Current Balance Sheet, and except as expressly permitted by Section 5.1 hereof, there has or have not been, occurred or arisen any:

(a)          transaction by the Company or any of its Subsidiaries, which is material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practices;

(b)          amendments or changes to the Company Charter Documents or the Subsidiary Charter Documents;

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(c)          capital expenditure or commitment by the Company or any of its Subsidiaries exceeding $10,000 individually or $50,000 in the aggregate;

(d)          payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $50,000 in the aggregate, of any claim or Liability, other than payment, discharge or satisfaction of claims, Liabilities and obligations in the ordinary course of business or of Liabilities reflected or reserved against in the Current Balance Sheet;

(e)          destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company or any of its Subsidiaries with a book value in excess of $10,000 in any one case or $50,000 in the aggregate, whether or not covered by insurance;

(f)          labor disputes or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company or any of its Subsidiaries;

(g)          change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(h)          change by the Company or any of its Subsidiaries in any written election in respect of Taxes, adoption or change by the Company or any of its Subsidiaries in any accounting method which would alter the historic treatment of an item on a Return, amendment to any Return, agreement or settlement by the Company or any of its Subsidiaries of any claim or assessment in respect of any Taxes, or extension or waiver by the Company or any of its Subsidiaries of the limitation period applicable to any claim or assessment in respect of any Taxes;

(i)          revaluation by the Company of any of its or its Subsidiaries’ assets (whether tangible or intangible);

(j)          declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or any stock or securities of its Subsidiaries, or any split, combination or reclassification in respect of any shares of Company Capital Stock or any stock or securities in its Subsidiaries, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or any stock or securities in its Subsidiaries, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of Company Capital Stock or any stock or securities in its Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options and Company Restricted Stock;

(k)          a material increase in the base salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any Company Personnel, or the declaration, payment, commitment or obligation of any kind for the payment by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or material compensation to any such person, except payroll and fees to employees and consultants in the ordinary course of business and in accordance with existing compensation or similar plans;

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(l)          entering into of any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, except in the ordinary course of business and consistent with past practices;

(m)          sale, lease, license (except for non-exclusive licenses of the Company Products in the ordinary course of business) or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any of its Subsidiaries taken as a whole, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in any such assets or properties;

(n)          outstanding loan by the Company or any of its Subsidiaries to any person or entity, incurring by the Company or any of its Subsidiaries of any Indebtedness, guaranteeing by the Company or any of its Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to Company Personnel for travel and business expenses in the ordinary course of business;

(o)          the granting of any waiver or release by the Company or any of its Subsidiaries of any right or claim, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(p)          the commencement, settlement, notice or, to the Knowledge of the Company, threat, of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries;

(q)          notice of any claim or potential claim of ownership by any person other than the Company or any of its Subsidiaries of the intellectual property owned, developed or created by the Company or any of its Subsidiaries, or of any claim or potential claim of infringement by the Company or any of its Subsidiaries of any other person’s intellectual property;

(r)          issuance or sale, or contract to issue or sell, by the Company or any of its Subsidiaries of any shares of Company Capital Stock or any stock or securities in its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or any stock or securities in its Subsidiaries, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Capital Stock or any stock or securities in its Subsidiaries upon the exercise thereof;

(s)          (i) sale or license by the Company or any of its Subsidiaries of any Company Intellectual Property or execution of any agreement with respect to any Company Intellectual Property, (ii) purchase or license by the Company or any of its Subsidiaries of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement by the Company or any of its Subsidiaries with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries, except, in each case, in the ordinary course of business and consistent with past practices;

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(t)          agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(u)          any event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v)         agreement by the Company or any of its Subsidiaries, or any officer or employee on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.9.

2.10       Tax Matters.

(a)          Tax Returns and Audits.

(i)          The Company and each of its Subsidiaries has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries (“Returns”), and such Returns are true, correct and complete in all material respects.

(ii)         Except as properly reserved on the Current Balance Sheet, the Company and each of its Subsidiaries has paid or caused to be paid all Taxes it is required to pay for which payment was due and has withheld with respect to Company Personnel and other persons (and timely paid over to the appropriate Tax authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii)        There is no Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        None of the Company, or any of its Subsidiaries or any other person on behalf of the Company or any of its Subsidiaries have granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(v)         Neither the Company nor the Company Subsidiary has applied for or claimed, or is subject to any terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(vi)        The Company and its Subsidiaries have disclosed on their federal income Returns all positions that would (if not disclosed) give rise to a substantial understatement penalty under Section 6662 of the Code.

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(vii)       Except as set forth on Section 2.10(a)(vii) of the Schedule of Exceptions, to the Knowledge of the Company, there is no audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by any Tax authority that any such an audit or other examination is pending.

(viii)      Neither the Company nor any of its Subsidiaries had, as of the date of the Current Balance Sheet, any Liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(ix)         Neither the Company nor any of its Subsidiaries is or has been a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the Treasury Regulations promulgated thereunder. Neither the Company nor its Subsidiaries is a party to any cost-sharing agreement or similar arrangement which is not a "qualified cost sharing arrangement" within the meaning of Treasury Regulations Section 1.482-7.

(x)          The Company has made available to CS in the Data Room copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company and each of its Subsidiaries filed for all periods beginning on the date of their inception.

(xi)         There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable or being contested in good faith.

(xii)        Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement (other than between or among the Company and its Subsidiaries), or (C) any Liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or agreement, or otherwise, or is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(xiii)      The Company has not been, at any time within the last five years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv)      No adjustment to Taxes relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

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(xv)       There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law) relating to the Company or any of its Subsidiaries which would affect the Company’s or any Company Subsidiary’s Liability for Taxes for any period ending after the Closing Date. Neither the Company nor any Subsidiary will be required to include for any period ending after the Closing Date taxable income attributable to (A) any prepaid amount received prior to the Closing, (B) an election under Section 108(i) of the Code, (C) any distributions received prior to the Closing Date from an entity that is fiscally transparent for Tax purposes, or (D) any installment sale or open transaction disposition made on or prior to the Closing Date. Neither the Company nor any Subsidiary has changed any method of accounting that will require it to make any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law) for any period ending after the Closing Date.

(xvi)      Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(xvii)     The Company is not and has never been an “S Corporation” within the meaning of Section 1361 of the Code.

(xv)       No person holds any Company Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which a copy of an election under Section 83(b) of the Code has not been received by the Company.

(xviii)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code during the two-year period preceding the date of this Agreement.

(xix)       Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xx)        The Company and each of its Subsidiaries are and have at all times been resident for Tax purposes in its country of incorporation or formation and are not and have not at any time been treated as a resident in any other country for any Tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment in such other country (within the meaning of any applicable double taxation agreement).

(xxi)       No claim has been made by any Tax authority in a jurisdiction where the Company does not file Returns that the Company is subject to taxation by, or required to file any Return in, that jurisdiction.

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(xxii)      The prices and terms for the provision of any property or services by or to the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, any Treasury Regulations, and any corresponding or similar provision of state, local, or applicable foreign Law.

(xxiii)     The Company does not have an overall foreign loss within the meaning of Section 904(f) of the Code.

(xxiv)    There are no requests for rulings or determinations in respect of any Taxes pending between the Company or its Subsidiaries and any Tax authority and neither the Company nor its Subsidiaries have received any written tax opinions with respect to any material transaction relating to the Company or its Subsidiaries.

(b)         Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(c)         Section 409A. Each Contract, agreement, plan or arrangement between the Company or any ERISA Affiliate and any Company Personnel that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”), if any, has been since January 1, 2005 maintained and operated in good faith compliance with Section 409A and since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Company Personnel, which individually or collectively could require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Company Personnel for Tax-related payments under Section 409A.

2.11       Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment or Order to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries, which has or may reasonably be expected to have the effect of prohibiting or impairing any present business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, in each case, as presently conducted by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of the market.

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2.12       Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment and IT Systems.

(a)         Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.12(a) of the Schedule of Exceptions sets forth a list of all real property currently leased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of the Company’s or its Subsidiaries’ businesses (the “Leased Real Property”), together with the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto.

(b)         The Company has delivered or made available to CS true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements affecting the real property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.12(a) of the Schedule of Exceptions. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company, any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c)         The Leased Real Property and any improvements thereon are in good operating condition and repair and are otherwise suitable for the conduct of the business as presently conducted. To the Knowledge of the Company, the Leased Real Property and any improvements thereon are structurally sufficient and free from structural, physical and mechanical defects, and are maintained in a manner consistent with standards generally followed with respect to similar properties.

(d)         The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any judgments or Liens, except (i) as reflected in the Current Balance Sheet or the notes thereto, (ii) Liens for Taxes, assessments and similar charges which are not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, that do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

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(e)          Section 2.12(e) of the Schedule of Exceptions lists all items of equipment, including IT Systems (the “Equipment”) with a book value in excess of $5,000 and owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and each of its Subsidiaries as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Company, there has been no unauthorized use, access, material interruption or corruption to the IT Systems.

(f)          The Company and its Subsidiaries have either (i) sole and exclusive ownership, free and clear of any judgments or Liens, or (ii) the valid right to use all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their current and former customers (the “Customer Information”).

(g)          All improvements on the Leased Real Property (i) substantially conform to all applicable Laws, including zoning and building ordinances and health and safety ordinances, and such Leased Real Property is zoned for the various purposes for which the leased Real Property and improvements thereon are presently being used, and (ii) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity or lessor requiring material work to be done or material improvements to be made upon any of the Leased Real Property and to the Knowledge of the Company no such work or improvements has been or will be requested by any other person.

2.13       Intellectual Property.

(a)          Section 2.13(a)(i) and Section 2.13(a)(ii) of the Schedule of Exceptions contain, respectively, a complete and accurate list of (i) all products and services currently marketed, warranted or supported by the Company or any of its Subsidiaries and in use by customers of the Company or any of its Subsidiaries and (ii) all products and service offerings that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make generally available commercially within six months of the date of this Agreement (such products described in clauses (i) and (ii), the “Company Products”).

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(b)          Section 2.13(b) of the Schedule of Exceptions contains a complete and accurate list, as of the date hereof, of the following Owned Company Intellectual Property: (i) all registered Trademarks; (ii) all Patents and (iii) all registered Copyrights and applications therefor, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All of the Owned Company Intellectual Property is valid to the Knowledge of the Company (without any duty of inquiry) and subsisting (except in each case with respect to applications). All material logbooks, documents and records supporting the creation and ownership of Intellectual Property have been confidentially retained by the Company and its Subsidiaries. All necessary documents and certificates in connection with such Owned Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and in such non-United States jurisdictions where the Company has sought such protection, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Owned Company Intellectual Property. Except as set forth on Section 2.13(b) of the Schedule of Exceptions, there are no actions that must be taken by the Company or any of its Subsidiaries within 90 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Owned Company Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed “small business status,” in the application for or registration of any Owned Company Intellectual Property.

(c)          Section 2.13(c) of the Schedule of Exceptions contains a complete and accurate list, as of the date hereof, of the Domain Name registrations of the Company and its Subsidiaries. Section 2.13(c) of the Schedule of Exceptions identifies, for each Domain Name registration, the named owner, and the registrar or equivalent person with whom that Domain Name is registered. In the case in which the Company or any of its Subsidiaries has acquired ownership of a Domain Name registration from another party, the Company or such Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar.

(d)          In each case in which the Company or any of its Subsidiaries has acquired ownership of any Trademark, Copyright, or Patent currently included in the Owned Company Intellectual Property from another person (each of which are identified in Section 2.13(d) of the Schedule of Exceptions ), the Company or one of its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such person’s rights in and to all such Intellectual Property to the Company or such Subsidiary and has, in the case of a Patent, registered Trademark or registered Copyright, recorded or had recorded each such assignment with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws.

(e)          Section 2.13(e) of the Schedule of Exceptions contains a complete and accurate list of all Contracts as of the date hereof (such agreements, the “Company Intellectual Property Agreements”) (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been substantially customized solely for use by Company and its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property, other than non-exclusive end user licenses granted in the ordinary course of business, in each case specifying the parties to the agreement. Except as set forth in Section 2.13(e) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has granted any exclusive license under any Owned Company Intellectual Property or any licenses to use any Company Source Code. There are no pending disputes regarding the scope of any Company Intellectual Property Agreements, performance under any Company Intellectual Property Agreements, or with respect to payments made or received under any Company Intellectual Property Agreements.

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(f)          The Company Intellectual Property is sufficient for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. Without limiting the foregoing, the Company or its Subsidiaries have the right to use all software development tools, library functions or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support any Company Product or (ii) use to provide any services provided by the Company and its Subsidiaries.

(g)          The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than encumbrances, restrictions or other obligations expressly set forth in any of the Company Intellectual Property Agreements. All Owned Company Intellectual Property was written and created solely by either (i) employees of the Company or its Subsidiaries acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Company, and no such third party owns or has any rights to any of the Owned Company Intellectual Property. No Company Personnel owns or has a license to any Company Intellectual Property.

(h)          The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and, to the Knowledge of the Company, there have not occurred any unauthorized uses, disclosures or infringements of any such Trade Secrets by any person. Without limiting the foregoing, the Company and its Subsidiaries have a confidentiality and assignment agreement, substantially in the Company’s standard form previously delivered or made available to CS, in place with each employee and contractor who has ever created Intellectual Property on behalf of the Company. To the Knowledge of the Company there has been no breach of any such agreement.

(i)          None of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. To the Knowledge of the Company (without any duty of inquiry), no person or any of such person’s products or services or other operation of such person’s business is infringing upon or otherwise violating any Company Intellectual Property. This Section 2.13(i) shall be the only representation or warranty in this Agreement with respect to matters of infringement, misappropriation or other violation of any third party Intellectual Property Rights, and no other provision in this Agreement will be construed as such.

(j)          There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. There is no pending or, to the Knowledge of the Company, threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any opinion of counsel regarding (i) any potential allegation of infringement, (ii) the application of any Patent to the Company Products, or (iii) the operation of the Company’s and its Subsidiaries’ business with respect to the foregoing. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company Intellectual Property.

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(k)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, (iii) the imposition of any Lien on any Owned Company Intellectual Property, or (iv) after the Merger, CS or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of CS’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights or to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Company or any of its Subsidiaries had the transactions contemplated by this Agreement not occurred.

(l)          As of the date hereof, to the Knowledge of the Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products. The Company and its Subsidiaries have implemented procedures consistent with standard industry practices to protect the Company Products from viruses, disabling codes or other malicious code.

(m)         Section 2.13(m) of the Schedule of Exceptions contains a complete and accurate list as of the date hereof of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) (“Open Source Materials”) incorporated in or embedded in any Company Product. Except as expressly set forth in Section 2.13(m) of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product, (ii) distributed Open Source Materials in conjunction with any Company Product, or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any right or immunity with respect to any Company Intellectual Property (including but not limited to using any requirement that other software incorporated into, derived from (if the Company currently distributes such software) or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge).

(n)         Neither the Company nor any Subsidiary has experienced any defects, to the extent material and outside the ordinary course of business, in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data.

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(o)          None of the Company Source Code for the Company Products, or Trade Secrets the Company wished to continue maintaining as confidential, have been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements or pursuant to source code escrow agreements, or, to the Knowledge of the Company, by any other person, except as authorized by the Company under a non-disclosure agreement enforceable by the Company. No condition has occurred that would be sufficient to entitle the beneficiary under any escrow arrangement under which the Company or any of its Subsidiaries has deposited any Company Source Code for any Company Product or Trade Secret to require release of such Company Source Code. Section 2.13(o) of the Schedule of Exceptions identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other person or entity, any Company Source Code. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any escrow arrangement under which the Company or any of its Subsidiaries has deposited any Company Source Code or Trade Secret to require release of such Company Source Code or Trade Secret.

(p)          No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Knowledge of the Company, no Company Personnel who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions that have been or may be incorporated into a Company Product or related to Company Intellectual Property during a period of time during which such Company Personnel was also performing services for the Company or any of its Subsidiaries.

(q)          Neither the Company nor any of its Subsidiaries has any commitment to any standards body to license any Owned Company Intellectual Property, to any person or entity by virtue of that person or entity being a member of a standards body, or to any person or entity by virtue of that person or entity having implemented a standard administered or promulgated by a standards body.

(r)          If the Company or any of its Subsidiaries has exported the Company Products, or any technical information or other technology within its control, it has done so in all respects as required by the U.S. export Laws and rules promulgated and enforced by the Bureau of Export Administration. The Company or its Subsidiaries have made no representation or warranty to any customer that any Company Product is compliant with HIPAA.

(s)          Except as set forth in Section 2.13(s) of the Schedule of Exceptions, all licenses to end users of the Owned Company Intellectual Property during the prior three (3) years were granted by the Company using the form of the Company’s end user license agreement that is attached to Section 2.13(s) of the Schedule of Exceptions.

2.14       Contracts. Except as set forth in Section 2.14 of the Schedule of Exceptions, as of the date hereof, neither the Company nor any of its Subsidiaries is currently a party to, nor are they bound by:

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(a)         any agreement or plan, including any stock option plan, stock appreciation rights plan, phantom stock plan stock purchase plan or other form of equity compensation arrangement (other than any agreement governing a Company Option, the form of which is attached to the Schedule of Exceptions as Section 2.2(b)(1)), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(b)         any fidelity or surety bond or completion bond;

(c)         any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

(d)         any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(e)         any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any of its Subsidiaries’ businesses;

(f)          any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(g)         any purchase order or Contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

(h)         any joint marketing or development Contract;

(i)          any Carrier Agreement or any sales representative, original equipment manufacturer, value added, remarketer, reseller, dealer, distribution or independent software vendor, or other Contract for distribution of the Company’s or any of its Subsidiaries’ products, technology or services, in each case involving more than $100 paid to or payable by the Company;

(j)          any other Contract that involves (i) $10,000 individually or $50,000 in the aggregate or more payable by the Company or any of its Subsidiaries and is not cancelable without penalty within thirty (30) days, (ii) minimum purchase commitments by the Company or any of its Subsidiaries, or (iii) the development or delivery of any customer-specified product enhancements or upgrades; or

(k)         any most-favored nations undertakings or price protection mechanisms.

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2.15       No Defaults. The Company and each of its Subsidiaries is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract required to be disclosed under Sections 2.13 or 2.14 hereof is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the Knowledge of the Company is any other party to any such Contract in default thereunder. Except as set forth in Section 2.15 of the Schedule of Exceptions, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension (with the lapse of time, giving of notice or both) of any Contract required to be disclosed under Sections 2.13 or 2.14 hereof. Except as set forth in Section 2.15 of the Schedule of Exceptions, the consummation of the transactions contemplated by this Agreement will not require the consent of any party to the Contracts required to be disclosed under Sections 2.13 or 2.14 hereof. Following the Closing Date, both CS and the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Contracts required to be disclosed under Sections 2.13 or 2.14 hereof to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

2.16       Interested Person Transactions.

(a)          No officer or director or, to the Knowledge of the Company, holder of more than five percent (5%) of the outstanding shares of Company Capital Stock, nor any immediate family member of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest, (an “Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any services, products or technology, or (iii) a direct or indirect economic interest in any Contract to which the Company or any of its Subsidiaries is a party, except in the case of clause (iii) in any such person’s capacity as an officer, director or stockholder of the Company or its Subsidiaries; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation, or one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16.

(b)          All transactions pursuant to which any officer, director or stockholder of the Company or any of its Subsidiaries or any Interested Person has purchased any services, products or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries, have been on an arms’ length basis on terms no less favorable to the Company or such Subsidiary than would be available from an unaffiliated party.

(c)          To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders.

2.17       Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company and each of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted has been issued or granted to the Company or such Subsidiary and is in full force and effect.

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2.18       Litigation. Except as set forth in Section 2.18 of the Schedule of Exceptions, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their properties (tangible or intangible) or any of their officers or directors in their respective capacities as such. There is no investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their properties (tangible or intangible) or any of their officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided the Company or any of its Subsidiaries with notice challenging or questioning the legal right of the Company or any of its Subsidiaries to conduct its operations as conducted at that time or as presently conducted. There is no Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is subject; and to the Company’s Knowledge, none of the Stockholders are subject to any Order that relates to the Company’s or any Subsidiary’s business or to any of the assets owned or used by the Company or any Subsidiary. To the Knowledge of the Company, no officer or employee of the Company or any Subsidiary is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s or such Subsidiary’s business.

2.19       Accounts Receivable.

(a)          The Company has delivered or made available to CS a list of all accounts receivable of the Company and its Subsidiaries as of the Current Balance Sheet date, together with the respective range of days elapsed since each invoice.

(b)          All of the Company’s and its Subsidiaries’ accounts receivable are bona fide, arose in the ordinary course of business and are carried at values determined in accordance with GAAP, consistently applied, less any reserves for doubtful accounts set forth on the Current Balance Sheet. No person has any Lien on any of the Company’s or its Subsidiaries’ accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s or its Subsidiaries’ accounts receivable.

2.20      Minute Books. The minutes of the proceedings of meetings and written actions of the Board of Directors and Stockholders of the Company and each of its Subsidiaries provided or made available to CS are the only minutes of the Company and its Subsidiaries as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the Board of Directors (or committees thereof) of the Company and its Subsidiaries and of all meetings and actions by written consent of the stockholders of the Company and its Subsidiaries, since the time of incorporation of the Company or such Subsidiary.

2.21      Environmental Matters. Without limiting the generality of any other representations and warranties contained in this Article II:

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(a)          Environmental Compliance. The Company and each of its Subsidiaries are currently in compliance with and has for the five (5) years prior to the date hereof complied in all respects with, and has not received any written or oral notice or other communication asserting or alleging a violation of, Environmental Laws or Environmental Orders. Neither the Company, any of its Subsidiaries nor any of its respective predecessors has generated, transported, stored, used, managed, manufactured, sold, reclaimed, recycled or disposed of any Hazardous Materials, or any product containing a Hazardous Material, except in compliance with Environmental Laws.

(b)          Environmental Liabilities and Costs. None of the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ real properties, assets, equipment or facilities is subject to any existing, pending or, to the Knowledge of the Company, threatened, Liability under or relating to Environmental Laws or Environmental Orders (including without limitation Liabilities arising out of the manufacture, processing, distribution, use or sale of any Company Products).

(c)          Environmental Permits. The Company and each of its Subsidiaries currently holds, and has for the five (5) years prior to the Closing Date held, all Environmental Permits necessary for the conduct of its respective activities and businesses (including, for the avoidance of doubt, those which relate to the generation, transportation, manufacture, disposal of, or sale of any product containing, a Hazardous Material) as such activities and businesses are currently being conducted, were conducted in the past, and are currently contemplated to be conducted.

2.22       Fees and Expenses.

(a)          Neither the Company nor any of its Subsidiaries has incurred, nor will any of them incur, directly or indirectly, any Liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than those listed on Section 2.22(b) of the Schedule of Exceptions.

(b)          Section 2.22(b) of the Schedule of Exceptions sets forth a good faith estimate of the Third-Party Expenses as of the date of this Agreement.

2.23       Employee Benefit Plans and Compensation.

(a)          Schedule. Section 2.23(a)(i) of the Schedule of Exceptions contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (whether or not under a Company Employee Plan). Neither the Company nor any of its Subsidiaries or ERISA Affiliates has made any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law). Section 2.23(a)(ii) of the Schedule of Exceptions sets forth a table listing the name and salary of each exempt employee of the Company and/or each of its Subsidiaries and the name and compensation arrangement for each consultant of the Company and/or each of its Subsidiaries.

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(b)          Documents. The Company has delivered, or made available, to CS (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments, summary plan descriptions, and trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA for any Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all material written communications relating to any established or proposed Company Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company or any of its Subsidiaries or ERISA Affiliates, (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each Company Employee Plan, (viii) discrimination test results for each Company Employee Plan, if applicable, for the three (3) most recent plan years, (ix) the most recent IRS determination letter (or opinion letter in the case of a prototype or volume submitter plan) issued with respect to each Company Employee Plan, and (x) visa and work permit information with respect to current Company Personnel. With respect to any Company Employee Plan that is maintained in any non-U.S. jurisdiction (an “International Plan”), the Company has delivered, or made available, to CS correct and complete copies of, to the extent applicable, (i) copies of such International Plan, including all amendments, supplements and modifications to such International Plan, (ii) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such International Plan, and (iii) any document with respect to such International Plan comparable to the IRS determination letter referenced above.

(c)          Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws. The Company and each of its Subsidiaries and ERISA Affiliates has performed all obligations required to be performed by them under each Company Employee Plan. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has timely obtained a favorable determination letter from the IRS or is entitled to rely on an opinion letter issued to the Plan’s prototype or volume submitter sponsor, and to the Knowledge of the Company, nothing has occurred since the date of that letter that could reasonably be expected to cause any such Company Employee Plan to fail to qualify under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan. There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is not an Employee Agreement can be amended, terminated or otherwise discontinued prior to the Effective Time in accordance with its terms, without material Liability to CS, the Company, any Subsidiary of the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any of its Subsidiaries or ERISA Affiliates, threatened by the IRS, U.S. Department of Labor or any other Governmental Entity with respect to any Company Employee Plan. The Company and its Subsidiaries and ERISA Affiliates are not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor is any employee or former employee of the Company subject to penalty under Section 409A of the Code. The Company and each of its Subsidiaries and ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or has properly accrued all such contributions and other payments to the extent such payments and contributions are not yet due. Where applicable, each International Plan has been approved by the relevant Governmental Entity so as to enable the Company and/or its Subsidiaries or ERISA Affiliates to enjoy the most favorable taxation status possible, and the Company is not aware of any basis on which such approval may cease to apply.

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(d)          No Pension Plans or Welfare Plans. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) “multiple employer plans” for purposes of ERISA, (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code, or (v) an International Plan that is a defined benefit pension plan. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract. No International Plan has any unfunded Liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(e)          No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any material Liability to provide, post-termination or retiree life insurance, health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Company Personnel (either individually or to Company Personnel as a group) or any other person that such Company Personnel or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefit, except to the extent required by statute.

(f)          COBRA; FMLA; HIPAA. The Company, each of its Subsidiaries and ERISA Affiliates has, prior to the Effective Time, complied in all material respects with the health care continuation requirements of COBRA, Family Medical Leave Act of 1993, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Genetic Information Nondiscrimination Act of 2008, the Affordable Care Act of 2010 and any similar provisions of state or foreign Law applicable to Company Personnel. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material unsatisfied obligations to any Company Personnel or qualified beneficiaries pursuant to COBRA, HIPAA or any state or foreign Law governing health care coverage or extension.

(g)          Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan or other arrangement that will or may result in, (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or (ii) the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any Company Personnel (a “Section 280G Payment”). The Company has provided to CS its analysis regarding Section 280G Payments prepared in connection with this Agreement, which analysis was prepared in good faith. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or by which any of them is bound to compensate any Company Personnel for excise taxes paid pursuant to Section 4999 of the Code.

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(h)          Employment Matters. The Company and each of its Subsidiaries and ERISA Affiliates: (i) has complied in all material respects with all applicable foreign, federal, state and local Laws, collective agreements, works agreements, rules and practices respecting employment, employment practices, terms and conditions of employment and wages and hours including, without limitation, orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expiration rules, applicable requirements in respect of staff representation and paid vacations, in each case, with respect to Company Personnel, (ii) has withheld and reported all amounts required by Law or agreement to be withheld and reported with respect to wages, salaries and other payments to Company Personnel, (iii) is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Personnel (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries or ERISA Affiliates under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has or reasonably anticipates any direct or indirect material Liability of the Company or any of its Subsidiaries with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. The Company and its Subsidiaries and its ERISA Affiliates have not undergone any, and there is no pending, audit by a Governmental Entity related to any of their employees or independent contractors related to compensation, classification or otherwise.

(i)          Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Company Personnel. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Personnel, including charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable similar Laws. The Company and each of its Subsidiaries presently is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Personnel, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are or have been a party to any redundancy agreements (including social plans or job protection plans). The employment of all Employees is “at will”.

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(j)          No Interference or Conflict. To the Knowledge of the Company, no Company Personnel is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries, or that would, in the case of any Employee, officer or consultant, interfere with the Company’s or any of its Subsidiaries’ businesses as presently conducted, or that would, in the case of any director, interfere in the discharge of such director’s fiduciary duties. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiaries’ businesses as presently conducted, nor any activity of such Company Personnel in connection with the carrying on of the Company’s or any of its Subsidiaries’ businesses as presently conducted, will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such Company Personnel is now bound.

(k)          Certain Compensation Arrangements. The Company and each of its Subsidiaries have paid in full all wages, salary, severance payments, termination payments, bonuses or other compensation payable to any Company Personnel, except to the extent accrued in full on the Current Balance Sheet with respect to current Employees of the Company and its Subsidiaries in material compliance with Law.

2.24       Insurance and Bonds. Section 2.24 of the Schedule of Exceptions lists all insurance policies and bonds (whether denominated as bid, litigation, performance, fidelity, AD&D, or otherwise) covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company, its Subsidiaries or any Affiliate. The Company believes that such insurance policies and bonds are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons with businesses, operations, properties and locales similar to those of Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries or Affiliates pending under any of such policies or bonds. All potentially insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable insurance policy notice provisions. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries and Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). All such insurance policies are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect. To the Knowledge of the Company, there is no threat of termination of, or premium increase with respect to, any of such policies. The bonds listed in such Schedule 2.24 of the Schedule of Exceptions satisfy all requirements for such bonds set forth in (A) any Law applicable to the Company or any of its Subsidiaries or its respective businesses and (B) any Contract of the Company or any of its Subsidiaries.

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2.25       Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, foreign, federal, state or local Laws. Each of the Company Products does and has complied in all material respects with all applicable Laws of each jurisdiction in which such Company Product is or has been sold directly or indirectly by or on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, India Subsidiary has complied with and is in compliance in all material respects of all regulations pertaining to customs and central excise, and its registration under the Software Technology Parks of India (“STPI”) scheme is valid and subsisting. India Subsidiary has maintained all records and filed timely and accurate returns, and otherwise complied in all material respects with all of the rules and regulations prescribed by the STPI authorities. India Subsidiary has also complied with and is in compliance of the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder.

2.26       Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers or directors) has taken or failed to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company, any of its Subsidiaries or any third party in obtaining or retaining business for or with, or directing business to, Company or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

2.27       Warranties; Indemnities. Except for (i) warranties implied by Law, (ii) industry standard indemnity provisions contained in Contracts entered into by the Company or its Subsidiaries in the ordinary course of business (e.g., with respect to intellectual property infringement, product defects, and breach of agreement terms/conditions) or (iii) warranties or indemnities set forth in Section 2.27 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or its Subsidiaries.

2.28       Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that is referenced in the Schedule of Exceptions or any schedule to this Agreement.

2.29       Stockholder Loans. Neither the Company nor any of its Subsidiaries has loaned any money to any of their respective Company Personnel or Stockholders, and none of such persons is indebted to the Company or any of its Subsidiaries for any amount.

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2.30         Suppliers and Customers. Section 2.30 of the Schedule of Exceptions sets forth the names of customers of the Company or its Subsidiaries with fifty (50) or more end users (the “Material Customers”). Since December 31, 2012, no party to a Carrier Agreement, no Material Customer who qualified as such as of December 31, 2012 and no licensor, vendor or supplier of the Company or any of its Subsidiaries has cancelled its relationship with the Company or any of its Subsidiaries, and (i) no such person has communicated (orally or in writing) to the officers, directors or other senior managers of the Company or any of its Subsidiaries any intention to do so, and (ii) to the Knowledge of the Company (without any duty of inquiry) the Company has received no written notice that the consummation of the transactions contemplated hereby will result in the termination of any such relationships.

2.31         Privacy. The Company has delivered, or made available, to CS correct and complete copies of all current written policies maintained by the Company or any of its Subsidiaries with respect to privacy and personal data protection relating to their respective employees, customers, suppliers, service providers or any other third parties from or about whom the Company or any of its Subsidiaries has obtained personal data (“Company Privacy Policies”). The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, contracts, Company Privacy Policies or any other commitments, obligations or representations, concerning privacy and personal data protection relating to their employees, customers, suppliers, service providers or any other third parties from or about whom the Company or any of its Subsidiaries has obtained personal data (“Company Privacy Obligations”). The Company and its Subsidiaries have full right and authority to transfer to CS all personal data in the possession of the Company or any of its Subsidiaries, including, without limitation, any such data relating to users of www.Xora.com. Except as set forth in Section 2.31 of the Schedule of Exceptions, the consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require the Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy. No Company Privacy Obligations will impose any restrictions upon CS’s ability to use, possess, disclose or transfer such personal data in the manner the Company and its Subsidiaries have used, possessed, disclosed or transferred such or similar personal data prior to Closing. Neither the Company nor any of its Subsidiaries has any notice of any claims or alleged claims that the Company or any of its Subsidiaries have violated Privacy Obligations and, to the Knowledge of the Company, no governmental agency is investigating to determine whether the Company or any of its Subsidiaries has violated any Privacy Obligations.

2.32         Compliance with the Immigration Reform and Control Act. The Company and each of its Subsidiaries is in compliance in all material respects with and have not violated the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”). Neither the Company nor any of its Subsidiaries has been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws. With respect to any employee of the Company or any of its Subsidiaries for whom compliance with the Immigration Laws is required, the Company and each of its Subsidiaries will deliver to CS, promptly after the date of this Agreement, such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the Company and its Subsidiaries pursuant to the Immigration Laws.

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2.33         Bank Accounts; Letters of Credit; Powers of Attorney. Section 2.33 of the Schedule of Exceptions lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or its Subsidiaries, and (c) the name and address of each person who has a power of attorney to act on behalf of the Company or one of its Subsidiaries. The Company has heretofore delivered or made available to CS true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.33 of the Schedule of Exceptions.

2.34         Data Room. The Company has delivered to CS an electronic copy of the Data Room, which the Company represents and warrants was not changed during the twenty-four (24) hours prior to the date of this Agreement.

2.35         Representations Complete. None of the representations or warranties made by the Company (as modified by the Schedule of Exceptions) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, when taken as a whole, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to Stockholders in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SIGNING STOCKHOLDER

Each of the Signing Stockholders, severally and not jointly, represents and warrants, to and for the benefit of CS, as follows:

3.1           Authority. Each Signing Stockholder, if not a natural person, is a corporation/partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization/formation and has all necessary corporate/partnership power and authority to (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own, lease and use its assets in the manner in which its assets are currently owned and used. Each Signing Stockholder has the full power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by each Signing Stockholder that is not a natural person of this Agreement and each of the Transaction Documents to which it will be a party and the consummation by such Signing Stockholder of the Transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate/partnership action. This Agreement has been, and upon their execution, each of the Transaction Documents to which each Signing Stockholder will be a party will have been, duly and validly executed and delivered by each Signing Stockholder. This Agreement constitutes, and upon their execution, each of the Transaction Documents to which each Signing Stockholder will be a party will constitute, the legal, valid and binding obligations of each Signing Stockholder, enforceable against each Signing Stockholder in accordance with its and their respective terms.

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3.2           No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by each Signing Stockholder of this Agreement and each of the Transaction Documents to which each Signing Stockholder will be a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not:

(1)         result in a Conflict with or violate the articles of organization, certificate of incorporation, partnership agreement, by-laws or other similar constituting documents of any such Signing Stockholder that is not a natural person;

(2)         result in a Conflict with or violate any Law applicable to any Signing Stockholder or by which any property or asset of any Signing Stockholder is bound or affected; or

(3)         result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of any Signing Stockholder under, or result in the creation of any Lien on any property, asset or right of any Signing Stockholder pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other material contract to which any Signing Stockholder is a party or by which any Signing Stockholder or any of its respective properties, assets or rights are bound or affected.

(ii)         No Signing Stockholder is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by such Signing Stockholder of this Agreement or any of the other Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of any Signing Stockholder.

3.3           Proceedings; Orders.

(i)          There is no pending proceeding, and no person has threatened to commence any action, suit, claim or proceeding, against any Signing Stockholders that challenges, or that could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

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(ii)         None of the Signing Stockholders are subject to any Order, and no Order has been threatened against any Signing Stockholders, that challenges, or that could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions.

3.4           Title to Shares. As of the Closing Date, each Signing Stockholder will own, beneficially and of record, the type and number of shares of Company Capital Stock respectively set forth opposite each Signing Stockholder’s name on Schedule 2.2(a)(i), free and clear of any Liens.

3.5           Brokers. Except as set forth on Section 2.22(b) of the Schedule of Exceptions, none of the Signing Stockholders have agreed or become obligated to pay, or has taken any action that might result in any person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CS AND SUB

As of the date hereof CS and Sub hereby represent and warrant to the Company and the Signing Stockholders:

4.1           Organization and Standing. CS and Sub are each corporations duly organized, validly existing and in good standing under the Law of their respective jurisdictions of incorporation. Each of CS and Sub has the corporate power to own its properties and to carry on its business as currently being conducted. Each of CS and Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have an CS Material Adverse Effect. Sub has been organized solely for the purpose of consummating the transactions contemplated herein and does not, and has never, conducted any business or other operations

4.2           Authority. Each of CS and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CS and Sub, and no further action is required on the part of CS or Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by CS and Sub and constitutes the valid and binding obligations of CS and Sub, enforceable against CS and Sub in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

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4.3           No Conflict. The execution and delivery of this Agreement by CS and Sub does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of CS or Sub or (ii) any Law applicable to CS or Sub or their respective properties or assets (whether tangible or intangible), except in each case where such Conflict will not have an effect upon the ability of CS or Sub to consummate the transactions contemplated hereby.

4.4           Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CS or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have an effect on the legality, validity or enforceability of this Agreement, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.5           Cash Resources. CS and Sub have sufficient cash resources to pay the Final Purchase Price pursuant to this Agreement.

ARTICLE V

CONDUCT AND OTHER AGREEMENTS PRIOR TO THE EFFECTIVE TIME

5.1           Conduct of Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except as expressly contemplated by this Agreement or otherwise consented to by CS in writing. The Company further agrees to pay the debts and Taxes of the Company and each of its Subsidiaries when due, to pay or perform all other obligations when due (including, without limitation, pay accounts payable without extension). The Company further agrees to use commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ present business organizations, to preserve the Company’s and its Subsidiaries’ cash in accordance with past practice, to collect all receivables in the ordinary course without acceleration, keep available the services of the Company’s and its Subsidiaries’ present officers and employees (other than termination for cause following notice to and consultation with CS) and to preserve the Company’s and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. The Company shall promptly notify CS of any event or occurrence or emergency not in the ordinary course of business of the Company or any of its Subsidiaries and any material event involving the Company or any of its Subsidiaries. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as expressly set forth in Section 5.1 of the Schedule of Exceptions, neither the Company nor any of its Subsidiaries shall, without the prior written consent of CS:

(a)          make any expenditures or enter into any commitment or transaction not in the ordinary course of business consistent with past practice that exceeds $15,000 individually or $50,000 in the aggregate or make any commitment or enter into any transaction of the type described in Section 2.9 hereof, other than (i) bonuses or “management carve out” payments to Carve-Out Participants in connection with the transactions contemplated by this Agreement and (ii) Third-Party Expenses;

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(b)          (i) sell, license (other than non-exclusive end user licenses of object code in the ordinary course of business consistent with past practice and on terms and conditions substantially similar to the Company’s standard terms and conditions) or otherwise assign or convey to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any of the foregoing with any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity other than generally available commercial software for word processing or corporate administrative purposes priced at under $500 per copy, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) materially change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(c)          enter into or materially amend any Carrier Agreement or any other Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products, technology or services of the Company or any of its Subsidiaries or enter into any other Contract that would have been required to have been disclosed on Section 2.14 of the Schedule of Exceptions had such Contract been entered into prior to the date hereof;

(d)          amend or otherwise modify (or agree to do so), except as required by Law, or violate the terms of, any Contract required to be set forth or described in the Schedule of Exceptions (or that would have been required to be set forth or described in the Schedule of Exceptions if it had existed prior to the date hereof);

(e)          commence or settle any litigation;

(f)          declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock other than a dividend of Company Cash immediately prior to the Closing to the extent required by CS in lieu of a positive adjustment to the Initial Purchase Price under Section 1.6 hereof (the “Pre-Closing Dividend”);

(g)          split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options, Company Warrants and Company Restricted Stock outstanding as of the date of this Agreement;

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(h)          issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into such shares, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than (i) issuances of Company Capital Stock pursuant to exercises of Company Options and Company Warrants currently outstanding, and (ii) the repurchase by the Company of shares of Company Restricted Stock upon the termination of employment or other relationship triggering a right of repurchase by the Company or of forfeiture pursuant to the agreement relating to such Company Restricted Stock;

(i)          cause or permit any amendments to any Company Charter Documents or Subsidiary Charter Documents;

(j)          acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice;

(k)          sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or any of its Subsidiaries, other than the sale or license of Company Products in the ordinary course of business consistent with past practice;

(l)          incur any Indebtedness, other than trade payables and other current Liabilities (normal in type and amount) incurred in the ordinary course of business consistent with past practice, or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(m)          grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n)          grant any severance or termination pay (in cash or otherwise) to any Company Personnel, including any officer, except pursuant to a contract or agreement disclosed in Section 2.14 of the Schedule of Exceptions and identified as a severance agreement;

(o)          adopt, amend (except amendments required by applicable law) or modify any Company Employee Plan (including any underlying agreements), enter into, amend or modify any Employee Agreement or equity award agreement (except amendments or modifications required by applicable law), pay or agree to pay any bonus or special remuneration (including payment of Taxes or Tax gross up) to any Company Personnel or other service provider (except pursuant to an agreement entered into prior to the date of this Agreement), or increase the salaries, wage rates, or other compensation of Company Personnel (except as required by Law);

(p)          except as required by GAAP, revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

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(q)          pay, discharge or satisfy, in an amount in excess of $5,000 in any one case, or $25,000 in the aggregate, any claim, Indebtedness or other Liability, other than in the ordinary course of business consistent with past practice;

(r)          make or change any written election in respect of Taxes, amend any Return, adopt or change any accounting method which would materially alter the historic treatment of a material item on a Return, enter into any closing agreement, or settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)          enter into any licensing (other than non-exclusive end user licenses in the ordinary course of business consistent with past practice and on the Company’s standard terms and conditions), distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(t)          hire or terminate any Company Personnel (other than the termination of any Company Personnel for cause after written notice to and consultation with CS), or encourage any Company Personnel to resign from the Company or any of its Subsidiaries; or

(u)          take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(u) hereof, or any other action that would (i) prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect in any material respect.

5.2         No Solicitation. Until the earlier of (a) the Effective Time or (b) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company and the Signing Stockholders shall not, nor shall the Company or Signing Stockholders permit, encourage, authorize or direct, as applicable, any of its or their officers, directors, employees, agents, representatives or affiliates (any of such persons a “Representative”) (or knowingly encourage, authorize or direct any of its Stockholders who are not a Representative), to, directly or indirectly, take any of the following actions with any party other than CS and its designees (“Acquisition Activities”): (i) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, in each case with respect to any offer or proposal to acquire or license all, substantially all, or a significant portion of the Company’s or its Subsidiaries’ businesses, technologies or properties, or any amount of Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, equity purchase (including convertible securities), license, tender offer or otherwise (including any option or right with respect to any of the foregoing), or enter into any agreement providing for, or effect any such transaction; (ii) disclose any information not customarily disclosed in the ordinary course of business to any person concerning the Company’s or any of its Subsidiaries’ businesses, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records or other information, not customarily afforded such access; (iii) assist or cooperate with any person to make any proposal to (x) purchase all or any part of the Company Capital Stock or all or substantially all of the assets of the Company or any of its Subsidiaries or (y) license all or any material portion of the Company’s or its Subsidiaries’ assets; or (iv) enter into any agreement or arrangement with any person providing for the acquisition of the Company or any of its Subsidiaries, whether by merger, purchase of all or substantially all of the assets, license, tender offer or otherwise. In the event that the Company or any of its Subsidiaries or Affiliates or a Signing Stockholder shall receive or become aware of, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii) or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company and the Signing Stockholders shall immediately (A) suspend any discussions with such offeror or party with regard to such offers, proposals or requests (including any of the foregoing undertaken by Representatives) and (B) notify CS thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as CS may reasonably request. Any breach of this Section 5.2 by any Subsidiary or Representative shall be deemed to be a breach of this Section 5.2 by the Company or the relevant Signing Stockholder. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that CS shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which CS may be entitled at law or in equity.

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5.3         Stockholder Notice.

(a)          As soon as practical following the execution of this Agreement, the Company will use commercially reasonable efforts to deliver to CS the duly and validly executed Stockholder Written Consents constituting approval and adoption by the Requisite Stockholder Vote of (i) this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) the escrow and indemnification obligations of the Indemnifying Parties set forth in Article VII hereof and the Escrow Agreement and the deposit of cash equal to the Indemnity Escrow Amount and the Net Working Capital Adjustment Escrow Amount into the applicable Escrow Fund, and (iii) the appointment of Ned Carlson, as the Stockholder Representative (the “Stockholder Approval”).

(b)          As soon as practical following the execution of this Agreement:

(i)          deliver notice to its Stockholders of the Stockholder Approval and the availability of appraisal rights, pursuant to and in accordance with the applicable provisions of Delaware Law and the Company Charter Documents (the “Stockholder Notice”);

(ii)         solicit the Stockholders who have not already executed Stockholder Written Consents to waive their appraisal rights and approve the matters set forth in Section 5.3(a) hereof; and

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(iii)        submit to the Stockholders for approval (in a manner reasonably satisfactory to CS), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute Section 280G Payments (which determination shall be made by the Company and shall be subject to reasonable review and approval by CS), such that such payments and benefits shall not be deemed to be Section 280G Payments, and, if applicable, prior to the Effective Time, the Company shall deliver to CS evidence reasonably satisfactory to CS that (A) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any Section 280G Payments that were subject to the Stockholder vote, or (B) that the 280G Stockholder approval was not obtained and, as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Stockholder vote.

(c)        Notwithstanding the foregoing and subject to Section 5.1, Section 5.8 and Section 5.11 hereof, the Company shall use commercially reasonable efforts following the delivery of materials contemplated by Section 5.3(b)(i) hereof to ensure that no Stockholder will be able to exercise appraisal or similar rights if such Stockholder has not perfected such rights prior to Closing.

(d)        The Company shall promptly provide such notice to the holders of Company Options as reasonably required by the terms of the Plan in connection with the Merger and to the holders of Company Warrants, including, without limitation, any such notice as may be required to cause each Company Option and Company Warrant to terminate, to the extent not exercised, as of the Effective Time.

(e)        Each of the Stockholder Notice, any materials to be submitted to the Stockholders in connection with the solicitation of their approval of any Section 280G Payment or any of the other matters set forth in Section 5.3(b) hereof and any of the materials to be submitted to the holders of Company Options pursuant to Section 5.3(d) hereof (collectively, the “Soliciting Materials”) shall be pursuant to and in accordance with all applicable provisions of Delaware Law, the Company Charter Documents and the terms of the Plan, as appropriate. The Soliciting Materials shall be subject to prior review and approval by CS, which approval shall not be unreasonably withheld. Soliciting Materials sent to Stockholders shall include, without limitation, (i) information regarding the Company, the terms of this Agreement, the Merger, the transactions contemplated by this Agreement and any Section 280G Payment, (ii) the recommendation of the Board of Directors of the Company in favor of this Agreement, the Merger, the transactions contemplated by this Agreement and any Section 280G Payment, (iii) a statement to the effect that this Agreement, the Merger and the transactions contemplated by this Agreement have been adopted and approved by the Requisite Stockholder Vote under Delaware Law and the Company Charter Documents, (iv) notice in accordance with Section 262 of Delaware Law that the recipient may be entitled to appraisal rights, (v) a copy of this Agreement, and (vi) a copy of Section 262 of Delaware Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to CS or its affiliates or associates, the form and content of which shall not have been consented to in writing by CS prior to such inclusion.

(f)          The Board of Directors of the Company shall not revoke or modify its approval of this Agreement, the Merger, the transactions contemplated by this Agreement and any Section 280G Payment, including its recommendation in favor of this Agreement, the Merger, the transactions contemplated by this Agreement and any Section 280G Payment, in each case except for such actions that counsel has advised may violate the fiduciary duties of the Board of Directors.

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5.4         Access to Information. The Company shall afford CS and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments and records, including the Company’s and its Subsidiaries’ source code, (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as CS may reasonably request, and (iii) all Company Personnel identified by CS. The Company agrees to make available to CS and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.5         Confidentiality. Each of the parties hereto will (and will instruct each of their respective Representatives to) treat and hold as confidential all exhibits and schedules hereto, and any information obtained in any investigation pursuant to Section 5.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby (“Confidential Information”), refrain from disclosing any of the Confidential Information except to Representatives in connection with this Agreement, and, in the event of the termination of this Agreement, deliver promptly to disclosing party or destroy, at the written request and option of disclosing party, all tangible embodiments (and all copies) of the Confidential Information which are in its or its Representative’s possession; provided, however, that (a) the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 5.5, (ii) becomes available to the receiving party from a source who is not known to the receiving party to be prohibited from disclosing such information pursuant to a legal binding obligation, or (iii) has been or becomes independently developed or derived by the receiving party and (b) the receiving party may retain any Confidential Information (i) such party reasonably believes is necessary to comply with legal, regulatory or data protection requirements or (ii) which is contained in an archived computer backup system in accordance with such party’s security and/or disaster recovery procedures. In the event that any receiving party is requested or required to disclose any Confidential Information (by oral question or request for information or documents pursuant to any law, regulation, securities or exchange rule or otherwise in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process), such receiving party will notify the disclosing party promptly of the request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, any receiving party (or Representative thereof) is, on the advice of counsel, required to disclose any Confidential Information to any Governmental Entity, such receiving party (or any Representative thereof) may disclose the Confidential Information to such person; provided, however, that such receiving party (or any Representative thereof) shall use his, her or its commercially reasonable efforts to obtain, at the reasonable request and sole expense of the disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as disclosing party shall reasonably designate. In no event shall CS or the Company be restricted from using or disclosing any Confidential Information of the Company or its Subsidiaries after the Closing.

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5.6           Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties (“Third-Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that any Third-Party Expenses incurred by the Company and its Subsidiaries and not paid by it prior to Closing or deducted as Closing Debt from the Initial Purchase Price as contemplated by Section 1.6 above may, at the discretion of CS, be paid out of the Escrow Fund and, if so paid, shall be deemed authorized by the Stockholder Representative for purposes of Article VII.

5.7           Public Disclosure. Neither the Company nor any of its Subsidiaries shall issue, nor shall any such party permit, as applicable, any of its Representatives to issue, any statement or communication to any third party (other than to its respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of CS. Neither CS nor Sub shall issue, nor shall either such party permit, as applicable, any of its Representatives to issue, any statement or communication to any third party (other than to its respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the Company except as may be required by applicable Law or pursuant to the rules of any stock exchange; provided that CS shall be entitled to issue any press release upon the signing of this Agreement, after giving the Company a period of at least two (2) Business Days to review and request changes to such press release (which period may be given prior to the date hereof), and after the Closing, and, to the extent that it determines necessary or advisable, file this Agreement in accordance with the rules of any stock exchange.

5.8           Consents. The Company and its Subsidiaries shall use commercially reasonable efforts to obtain the consents, waivers and approvals, and to timely provide notices of assignment, under those Contracts listed on Schedule 5.8.

5.9           FIRPTA Compliance. On the Closing Date, the Company shall deliver to CS a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to CS for purposes of satisfying CS’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

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5.10       Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that CS shall not be required to agree to any divestiture by CS, the Company or any of their respective Subsidiaries or Affiliates, of any shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock.

5.11       Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either to CS or to the Company, as appropriate) of the occurrence or non-occurrence of any event which has caused any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 5.11, however, shall be deemed to amend or supplement the Schedule of Exceptions or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.12       Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.13       Company Options and Warrants. The Company shall cause all unexercised Company Options and Company Warrants to be terminated at or immediately prior to the Effective Time.

5.14       Information Technology Security. Prior to the Closing, the Company will promptly notify CS of any security incident relating to its IT Systems, including without limitation, any incidents involving loss or potential loss of Intellectual Property or personally identifiable information. The Company shall cooperate and work with CS to (i) mitigate any identified network, operating system, and application security vulnerabilities, (ii) apply and validate security patches, (iii) deploy and validate security tools, and (iv) migrate non-supported versions of operating systems to supported versions with patches.

5.15       Resignation of Officers and Directors; Subsidiary Matters.

(a)          The Company shall obtain the resignations of all officers and directors of the Company and each of its Subsidiaries effective as of the Effective Time.

(b)          The Company shall, and shall cause the India Subsidiary to take all actions contemplated by Section 6.2(f)(ii).

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5.16       Supplying Financial Statements. Within twenty (20) days following the end of each month prior to the Closing, the Company shall deliver to CS, certified by the Company and executed on its behalf by an executive officer of the Company, true and complete copies of an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of each calendar month, quarter or year (as applicable) ending subsequent to the date hereof and prior to the Closing Date, the related statements of income, operations, cash flows and stockholders’ equity for each such period then ended, and a reasonably detailed calculation of Company Cash, Closing Debt, Indebtedness, and Net Working Capital, based upon the respective balance sheet (and not, for such purposes, as of the close of business on the Closing Date). All of such balance sheets, statements and calculations shall have been prepared in accordance with GAAP on a basis consistent with past practice (except that such financial statements will not have notes thereto and shall be subject to normal year-end adjustments in accordance with GAAP and past practice).

5.17       Destruction of Confidential Information. No later than ten (10) Business Days after the date hereof, the Company shall distribute a written notice to all third parties who received confidential information from Oppenheimer & Co. Inc. relating to the Company and its Subsidiaries in connection with discussions about any potential Acquisition Activity to: (i)  in accordance with the terms of the non-disclosure agreements executed by such third parties, return or destroy the Company’s confidential information furnished to such third parties; and (ii) confirm in writing that all such confidential information has been either returned or destroyed; provided, however, that the Company shall not be responsible for the return of any such materials or confirmations.

5.18       Tax Matters.

(a)          The Company and its Subsidiaries shall prepare or cause to be prepared, and file or cause to be filed, all Returns for the Company and its Subsidiaries that are due (giving effect to any permitted extensions) on or before the Closing Date. CS and the Surviving Corporation shall prepare or cause to be prepared, and file or cause to be filed, all Returns for the Company and its Subsidiaries that are due (giving effect to any permitted extensions) after the Closing Date. Such Returns with respect to a Pre-Closing Tax Period shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law. CS shall permit the Stockholder Representative to review and comment on each such Return at least thirty (30) days prior to filing and shall make such revisions to such Returns as are reasonably requested by the Representative.

(b)          all Taxes of the Company and its Subsidiaries that relate to any Straddle Period shall be apportioned between the Signing Stockholders and CS as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date.

(c)          CS, the Surviving Corporation, each Company Subsidiary and the Stockholder Representative (on behalf of the Stockholders) will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation or review of any Return, any audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to Liability for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Returns and supporting work schedules, which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

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(d)          CS shall not amend, refile, revoke or otherwise modify any Return or Tax election of the Company with respect to a Pre-Closing Tax Period without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(e)          CS shall promptly notify the Stockholder Representative upon receipt by CS or any Affiliate of CS (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to Pre-Closing Tax Period for which any of the Indemnifying Parties may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Following the Closing, CS shall control the conduct of any such Tax Matter; provided, however, CS shall not enter into any settlement of or otherwise compromise any Tax Matter that may increase the Tax Liability of the Indemnifying Parties or that would give rise to an indemnification claim pursuant to this Agreement without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. CS shall keep the Stockholder Representative fully and timely informed with respect to the commencement, status and nature of any Tax Matter. CS shall, in good faith, allow the Stockholder Representative to make comments to CS regarding the conduct of or positions taken in any such proceeding.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1         Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Company, CS and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)          No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(b)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Merger, (ii) prohibiting CS’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (iii) compelling CS or the Company to dispose of or hold separate all or any material portion of the business or assets of CS, the Company or any of their respective Subsidiaries or Affiliates as a result of the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

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(c)          Stockholder Approval. The Stockholder Approval shall have been obtained such that the Stockholders shall have validly adopted and approved this Agreement, the Merger, the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative, the deposit of cash into the Escrow Fund, the indemnification provisions set forth herein and the escrow provisions set forth in the Escrow Agreement.

(d)          Escrow Agreement. The Escrow Agent shall have executed and delivered to CS the Escrow Agreement substantially in the form attached hereto as Exhibit B, or another mutually-agreeable escrow arrangement shall have been established by the parties.

(e)          Foreign Filings. All foreign anti-trust and other required filings will be completed and approvals received.

6.2         Additional Conditions to the Obligations of CS and Sub. The obligation of CS and Sub to effect the Merger also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by CS and Sub:

(a)          Representations, Warranties and Covenants. (i) Each representation and warranty of the Company and the Signing Stockholders contained in this Agreement (1) shall have been true and correct on and as of the date of this Agreement and (2) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date), it being understood that, for purposes of determining the accuracy of representations and warranties on and as of the Closing Date, (x) representations and warranties qualified by “Material Adverse Effect” shall be true and correct in all respects and (y) any update of or modification to the Schedule of Exceptions made or purported to have been made after the date of this Agreement shall be disregarded unless agreed to in writing by CS, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(b)          Governmental Approval. The Company shall have obtained all Governmental Entity approvals required to legally consummate the Merger and those required so that the consummation of those transactions contemplated by this Agreement will not trigger any Conflict with any of the items set forth in Section 2.5 hereof.

(c)          Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against CS or the Company, their respective Subsidiaries or properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d)          Mandatory Third-Party Consents. The Company and its Subsidiaries shall have obtained all necessary consents to assignment, waivers and approvals, and timely provided all notifications, with respect to the transactions contemplated by this Agreement under those Contracts listed on Schedule 6.2(d).

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(e)          Termination of Agreements. The Company and its Subsidiaries shall have terminated each of those agreements listed on Schedule 6.2(e), and each such agreement shall be of no further force or effect.

(f)          Resignation of Officers and Directors; India Subsidiary.

(i)          CS shall have received a written resignation from each of the officers and directors of the Company and each of its Subsidiaries effective as of the Effective Time.

(ii)         On or before the Closing Date, the board of directors of the India Subsidiary shall have been reconstituted in the following manner:

(A)  the India Subsidiary shall pass a board resolution at a duly convened meeting of its board of directors to accept the appointment of Mr. Moshe BenBassat, Mr. Shmuel Arvatz and Mr. Atul Gupta as directors on the Board of India Subsidiary;

(B)   complete filings in respect of appointment of new directors as required under the applicable Law;

(C)   upon the Closing, the Indian Subsidiary shall accept and formally place on record the undated resignation letters received from all the existing directors of the Company (excluding the newly appointed directors named above); and

(D)   any shares of capital stock of the Indian Subsidiary that are not held by the Company shall have been transferred to a designee of CS.

(g)          Legal Opinion. CS shall have received a legal opinion from outside legal counsel to the Company, substantially in the form attached hereto as Exhibit D.

(h)          No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or would reasonably be expected to have a Company Material Adverse Effect.

(i)          Dissenting Shares. The Company shall have delivered the Stockholder Notice in strict accordance with the applicable provisions of Delaware Law, and Stockholders holding no more than thirteen percent (13%) of the Total Outstanding Shares shall have exercised appraisal or similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(j)          Certificate of the Company. CS shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, (i) the conditions to the obligations of CS and Sub set forth in Section 6.2(a) hereof has been satisfied, and (ii) each and every one of the other conditions to the obligations of CS and Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

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(k)          Certificate of Secretary of Company. CS shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated by this Agreement were approved by the Board of Directors of the Company), (iii) the Stockholder Approval by the Stockholders, and (iv) the incumbency of the executive officers of the Company.

(l)          Certificate of Good Standing. CS shall have received a long-form certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within five (5) days prior to the Closing Date.

(m)          Certificate of Legal Existence. CS shall have received a certificate of good standing or similar certificate of the Company issued by the Secretary of the State of California dated within five (5) days prior to the Closing certifying as to the good standing of the Company in the State of California.

(n)          FIRPTA Certificate. CS shall have received the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(o)          Spreadsheet. CS shall have received the Spreadsheet at least three (3) Business Days prior to the Closing Date, which shall have been certified as true and correct by the Company in a certificate signed on its behalf by its Chief Executive Officer.

(p)          Termination of Company Options, Warrants and Other Equity Arrangements.

(i)          All Company Options and Company Warrants have been exercised or terminated, and there shall be no further obligation after the Effective Time on the part of CS, the Surviving Corporation or any other person with respect to any such vested portion of such Company Option or Company Warrant; and

(ii)         Except as specifically provided in this Agreement, all other agreements and arrangements related to Company Capital Stock shall have been terminated.

(q)        Employment Arrangements. Ninety percent (90%) of the employees of the Company or its Subsidiaries listed on Schedule 6.2(q) (the “Key Employees”), including in any event each of the Key Employees identified on Schedule 6.2(q) as necessary, shall have agreed to be employees of the Surviving Corporation or the applicable Subsidiary after the Closing.

(r)        Certain Employees. Carve-Out Participants shall have executed and delivered to the Company an agreement substantially in the form attached hereto as Exhibit F, containing a release and agreement to comply with the obligations of the Indemnifying Parties hereunder, effective upon the making of such payment, which may be done, at CS’s option, through the Surviving Corporation’s first payroll following the Closing or a special payroll.

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(s)          Escrow Agreement. The Stockholder Representative shall have executed and delivered to CS the Escrow Agreement substantially in the form attached hereto as Exhibit B, and such Escrow Agreement shall be in full force and effect.

(t)          Board Approval. The board of directors of the Company shall have approved the Merger and the transactions contemplated by this Agreement.

(u)          Settlement of Claims and Liabilities. Except for the matters set forth on Schedule 6.2(u) or as otherwise may be agreed between the Company and CS, the Company and its Subsidiaries shall have fully settled and paid (i) any claims by any vendors or suppliers to the Company and its Subsidiaries that have been asserted against the Company or its Subsidiaries in writing, or that otherwise exist or would reasonably be expected to come into existence, and (ii) any claims by, or obligations relating to, current or prior directors or employees of the Company or its Subsidiaries that have been asserted against the Company or its Subsidiaries in writing, or that otherwise exist or would reasonably be expected to come into existence, and (iii) all Liabilities existing to the Knowledge of the Company immediately prior to the Effective Time; provided, however, that the following obligations are not required to be so settled and paid: (A) all trade payables that have associated invoices with dates no older than fifteen (15) days prior to the Closing Date; (B) deferred revenues; (C) payroll Liabilities accrued solely in the ordinary course for the period (less than one half month) following the most recently scheduled regular payroll payment date prior to the Closing Date; and (D) the items listed on Schedule 2.22(b) of the Schedule of Exceptions.

(v)         Payoff Letters. The Company shall have provided to CS Payoff Letters from each party that is owed Third Party Expenses or, as requested by CS, Indebtedness in a form reasonably satisfactory to CS, together with all necessary wire transfer information for each person to whom the Third Party Expenses or such Indebtedness are owed.

(w)          Pre-Closing Dividend. The Company shall have paid the relevant Stockholders the Pre-Closing Dividend to the extent required by CS.

(x)          Data Room. The Company shall have provided to CS an electronic copy of the Data Room as of the date of this Agreement pursuant to Section 2.34, and shall have provided to CS a second electronic copy as of the Closing Date, together with all records of access and use thereof.

(y)          Voting Agreement. The Signing Stockholders shall have executed and delivered to CS the Voting Agreement.

(z)          Office Lease. The Company shall have provided to CS relevant documents evidencing the facts (i) that the India Subsidiary has entered into a new lease with a term ending approximately in April 2017, with the mandatory portion of the term ending after eighteen (18) months, following which time the lease may be terminated upon three (3) months’ notice and (ii) that such lease has been duly registered with the local Sub-Registrar of Assurances and that all stamp duty thereon has been paid.

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6.3           Additional Conditions to the Obligations of the Company and the Signing Stockholders. The obligation of the Company to effect the Merger and of the Signing Stockholders to consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. Each representation and warranty of CS and Sub contained in this Agreement (i) shall have been true and correct on and as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties on and as of the Closing Date, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded).

(b)          Certificate of CS. The Company shall have received a certificate, validly executed on behalf of CS by a duly authorized officer of CS to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in this Section 6.3 have been satisfied.

ARTICLE VII

INDEMNIFICATION AND ESCROW

7.1         Survival of Representations and Warranties.

(a)          By the Company and Signing Stockholders. The representations and warranties of the Company and Signing Stockholders contained in this Agreement, or in any certificate or instrument delivered pursuant to this Agreement, shall survive for a period of twenty-four (24) months following the Closing Date (the expiration of such twenty-four (24) month period, the “Survival Date”); provided, however, that the representations and warranties of the Company in Section 2.1 (Organization), Section 2.2 (Company Capital Structure), Section 2.4 (Authority), and Section 2.10 (Tax Matters) (the “Special Representations”) shall survive until the expiration of the applicable statute of limitations. If an indemnification claim is properly asserted in writing pursuant to Section 7.3 prior to the expiration (as provided in this Section 7.1(a)) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive beyond such survival date until, but only for the purpose of, the resolution of such claim.

(b)          By CS and Sub. The representations and warranties of CS and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

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7.2         Indemnification by the Indemnifying Parties.

(a)          Incurred Losses. Subject to the terms and conditions of this Article VII, from and after the Closing, the Series AA Stockholders and the Carve-Out Participants (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall indemnify CS and its officers, directors and Affiliates, including the Surviving Corporation (any, an “Indemnified Party” and collectively, the “Indemnified Parties”), for any claims, losses, Liabilities, damages, costs, interests, awards, judgments, penalties and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by such Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of:

(i)          any breach or inaccuracy of a representation or warranty of the Company or Signing Stockholders contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, giving effect to the Schedule of Exceptions as of the date of this Agreement (and without giving effect to any amendment or supplement);

(ii)         any failure by the Company to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement or any breach of a Signing Stockholder under this Agreement or any other Transaction Document;

(iii)        any Dissenting Share Payments;

(iv)        any Pre-Closing Taxes (except to the extent (A) such Taxes are taken into account in the calculation of Net Working Capital, or (B) such Taxes are incurred in connection with an election made under Section 338 of the Code (or any similar provision of state, local or foreign Law));

(v)         any Deemed Loss under Section 7.2(b) hereof; or

(vi)        any Subsidiary Losses.

(b)          Deemed Losses. For the purposes of this Article VII, each of the following shall also be deemed to be a Loss (“Deemed Losses”), regardless of whether any of such matters is otherwise identified in the Schedule of Exceptions:

(i)          The net amount of any error or misstatement of the Company leading to a miscalculation of the Estimated Purchase Price as contemplated by Section 1.13 above in respect of Closing Debt, Indebtedness and Company Cash, and, with respect to claims relating thereto, CS shall be entitled to proceed against the Net Working Capital Adjustment Escrow Fund in addition to the Indemnity Escrow Fund; and

(ii)         any of the matters specified on Schedule 7.2(b).

(c)          Indemnification As Exclusive Remedy. The rights of the Indemnified Parties under this Article VII shall be the sole and exclusive post-Closing remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, except with respect to claims for fraud or knowing or willful breach or claims related to the Special Representations, Dissenting Share Payments, Deemed Losses or Pre-Closing Taxes which indemnification shall be limited as provided in Section 7.2(i). The Escrow Agreement shall be the sole and exclusive means for the Indemnified Parties to collect any Losses for which they are entitled to indemnification under this Article VII, except with respect to claims for fraud or knowing or willful breach or claims related to the Special Representations, Dissenting Share Payments, Deemed Losses or Pre-Closing Taxes, for which the Escrow Fund shall be the initial source of indemnification, but not the exclusive source of indemnification.

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(d)          Materiality; Knowledge; No Right of Contribution. For the purpose of quantifying an Indemnified Party’s Losses under this Article VII only, any representation or warranty given or made by the Company that is qualified in scope as to materiality (including the Company Material Adverse Effect) or as to Knowledge shall be deemed to be made or given without such qualification. There shall be no right of contribution from the Surviving Corporation or CS with respect to any Loss claimed by an Indemnified Party, and any Indemnifying Party with Liability pursuant to this Section 7.2 shall not have a right of contribution from any other Indemnifying Party for amounts in excess of the Escrow Amount (which shall not limit the ability of CS to recover such Losses to the full extent of the Escrow Amount).

(e)          Knowledge of CS. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of CS shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by the Company or the Stockholders made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by CS other than as expressly reflected on the Schedule of Exceptions or the other Exhibits or Schedules to this Agreement.

(f)          Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by Law.

(g)          Insurance. In the event that an insurance recovery is obtained by any Indemnified Party with respect to any Loss for which any such Indemnified Party is seeking indemnification hereunder, then such Loss shall be reduced by the amount of such recovery actually received by such Indemnified Party (net of any applicable premiums, collection costs, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other Losses incurred in collecting such recovery). Notwithstanding the foregoing, the parties agree that no Indemnified Party shall have any obligation to make insurance claims relating to any Loss for which it is seeking indemnification or has obtained indemnification pursuant to this Article VII, and if an Indemnified Party elects not to make any such insurance claim, such Loss shall in no way be reduced and the right of such Indemnified Party to pursue indemnification for such Loss from the Indemnifying Parties hereunder shall not be limited in any respect.

(h)          Threshold. There shall be no recovery for claims under Section 7.2(a)(i) unless and until the aggregate amount of Losses of the Indemnified Parties that may be claimed thereunder exceeds $100,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnified Parties for the full amount of all Losses, including those which comprised any portion of the Threshold; provided that the Threshold shall not apply to claims for fraud or knowing or willful breach or claims related to the Special Representations or, for the avoidance of doubt, Deemed Losses, Dissenting Share Payments, Pre-Closing Taxes or Subsidiary Losses.

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(i)          Several Liability; Maximum. No Indemnifying Party shall be liable, or required to indemnify an Indemnified Party, for a breach of representation, warranty or covenant of another Indemnifying Party in this Agreement or any other Transaction Document. In no event shall a Carve-Out Participant be liable for an amount in excess of such Carve-Out Participant’s Escrow Pro Rata Portion of any particular Loss, and in no event shall a Series AA Stockholder be liable for an amount in excess of such Series AA Stockholder’s Indemnity Pro Rata Portion of any particular Loss. In no event shall an Indemnifying Party be liable for an aggregate amount in excess of the aggregate cash dollar amount actually received by such Indemnifying Party hereunder (including deemed receipt of such Indemnifying Party’s Escrow Pro Rata Portion of the Escrow Amount).

7.3         Claims for Indemnification.

(a)          Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII (other than a third-party claim covered by Section 7.3(b) below) shall deliver to the Stockholder Representative a certificate (an “Officer’s Certificate”) signed by any officer of CS (or another Indemnified Party) (A) stating that CS (or such other Indemnified Party) has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (B) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated and the nature of basis for indemnification to which such item is related, and (C) demanding payment of the Claimed Amount. Within fifteen (15) days after delivery of such Officer’s Certificate, the Stockholder Representative shall deliver to the Indemnified Party a written response in which the Stockholder Representative shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Stockholder Representative and the Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following delivery of the response, a written notice executed by both such parties instructing the Escrow Agent to distribute to the Indemnified Party, out of the Indemnity Escrow Fund, an amount equal to the Claimed Amount), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Stockholder Representative and the Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following delivery of the response, a written notice executed by both such parties instructing the Escrow Agent to distribute to the Indemnified Party, out of the Indemnity Escrow Fund, an amount equal to the Agreed Amount), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Stockholder Representative in such response contests the payment of all or part of the Claimed Amount, then the Stockholder Representative and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 7.3(c) below. Failure of the Stockholder Representative to timely respond in writing shall be treated as agreement that the Indemnified Party is entitled to the Claimed Amount, which Indemnified Party may then recover unilaterally from the Indemnity Escrow Fund.

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(b)          Procedure for Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (other than Tax Matters) shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a third party claim which such Indemnified Party reasonably believes may result in a Loss, such Indemnified Party shall promptly notify the Stockholder Representative of such claim by delivery of an Officer’s Certificate to such Stockholder Representative. Delay or failure in so notifying the Stockholder Representative shall relieve the Stockholders of their obligations under this Article VII only to the extent, if at all, that such Stockholders are prejudiced by reason of such delay or failure. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Within thirty (30) days after delivery of such Officer’s Certificate, the Stockholder Representative may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim if (1) the Stockholder Representative provides written notice to such Indemnified Party that the Stockholder Representative intends to undertake such defense and that the Stockholders will indemnify the Indemnified Parties against all Losses resulting from or relating to such third-party claim; (2) the Stockholder Representative provides such Indemnified Party with evidence reasonably acceptable to such Indemnified Party that the Stockholders will have the financial resources to defend against the third-party claimant and fulfill their indemnification obligations hereunder; (3) the third-party claim involves only monetary damages that will be fully covered by the Indemnity Escrow Fund (taking into account all other pending claims against the Indemnity Escrow Fund) and does not seek an injunction or other equitable relief; (4) settlement of or an adverse judgment with respect to the third-party claim is not, in the good faith judgment of CS, likely to establish a precedent adverse to the continuing business of CS, and (5) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Indemnified Party. If the Stockholder Representative does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, however, that if the Stockholder Representative assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Stockholder Representative and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Stockholder Representative be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, delayed or conditioned. The Stockholder Representative shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of all potential Indemnified Parties from all Liability with respect thereto or that imposes any Liability on any potential Indemnified Party without the prior written consent of such Indemnified Party.

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(c)          Resolution of Conflicts. In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate, the Stockholder Representative and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty-five (45) days following the delivery by the Stockholder Representative of its response to such Officer’s Certificate. If the Stockholder Representative and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

7.4         Escrow Funds. As of the Effective Time, CS, People’s United Bank (the “Escrow Agent”), and the Stockholder Representative shall execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), and, as promptly as practicable thereafter (but in any event within one Business Day after the Effective Time), CS or Sub shall deposit (a) the Indemnity Escrow Amount with the Escrow Agent to be held as a fund (the “Indemnity Escrow Fund”) for the purpose of securing the indemnification obligations set forth in Article VII of this Agreement and (b) the Net Working Capital Adjustment Escrow Amount with the Escrow Agent to be held as a fund (the “Net Working Capital Adjustment Escrow Fund”) for the purpose of covering any shortfall in the Net Working Capital as set forth in Section 1.15 of this Agreement; provided that, in connection with the Closing, the Company, rather than CS or Sub, shall deposit the Carve-Out Escrow Amount from its available cash with the Escrow Agent to be held, as appropriate, in the applicable Escrow Fund. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

7.5         Stockholder Representative.

(a)          The Stockholders, by the execution and/or approval and adoption of this Agreement, authorize the Stockholder Representative (i) to take all action necessary to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify CS or any other Indemnified Party pursuant to Article VII hereof, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the holders of the Company Capital Stock by the terms of this Agreement.

(b)          All decisions and actions by the Stockholder Representative, including, without limitation, any agreement between the Stockholder Representative and CS relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify CS pursuant to Article VII hereof, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the foregoing, the Stockholder Representative shall not be empowered to make any decisions or to take any action with respect to any claims described in Section 7.2(c).

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(c)          The Stockholder Representative shall not have any Liability to any of the parties hereto or to the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholder Representative and hold him harmless against any loss, Liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any unreimbursed out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Stockholder Representative. If not paid directly to the Stockholder Representative by the Stockholders, such losses, Liabilities or expenses may be recovered by the Stockholder Representative from the cash deposited in the Escrow Fund that is otherwise distributable to Stockholders (and not distributed or distributable to CS or subject to a pending indemnification claim of CS) pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution.

(d)          The Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VII.

(e)          By his, her or its approval of the Merger, this Agreement and the Escrow Agreement, each Stockholder agrees, in addition to the foregoing, that:

(i)          CS and any other Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by CS or such Indemnified Party pursuant to Article VII hereof, or (ii) any other actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement, and no party hereunder shall have any cause of action against CS or such Indemnified Party for any action taken by CS or such Indemnified Party in reliance upon the instructions or decisions of the Stockholder Representative;

(ii)         all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement or the Escrow Agreement, except for fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 7.5;

(iii)        the provisions of this Section 7.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv)        remedies available at law for any breach of the provisions of this Section 7.5 are inadequate; therefore, CS shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if CS brings an action to enforce the provisions of this Section 7.5; and

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(f)          The individual or entity serving as the Stockholder Representative may resign (upon no less than thirty (30) days prior notice to CS, the Escrow Agent and each holder of record of Company Capital Stock that was outstanding immediately prior to the Effective Time (other than Dissenting Shares)). In the event of the bankruptcy, death or permanent disability of the then Stockholder Representative, or if the then-acting Stockholder Representative shall give notice of intent to resign, the holders of a majority in interest of Company Capital Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time of the Merger (on an as-converted to Company Common Stock basis) shall, by written notice to CS and the Escrow Agent, appoint a successor Stockholder Representative as soon as practicable, and in no event later than thirty (30) days following such bankruptcy, death, permanent disability or notice of intent to resign. In addition, the individual serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Company Capital Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time of the Merger (on an as-converted to Company Common Stock basis) upon not less than ten (10) days prior written notice to CS, the Escrow Agent and each holder of record of Company Capital Stock that was outstanding immediately prior to the Effective Time (other than Dissenting Shares). Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any such successor Stockholder Representatives.

(g)          The provisions of this Section 7.5 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, assigns and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

7.6         Additional Indemnification. For a period of five (5) years following the Closing Date, CS shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable law, the Company Charter Documents as in effect on the date hereof or pursuant to the indemnification agreements listed in Schedule 7.6 hereto (the “Indemnification Schedule”) insofar as such indemnification provisions relate to the directors and officers of the Company set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”). The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of CS (i) shall be subject to any limitation imposed by applicable law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement , nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from CS with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as an Indemnifying Party pursuant to this Agreement.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1         Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

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(a)          by mutual written consent of the Company and CS;

(b)          by CS or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern time) on April 30, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)          by CS or the Company if (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d)          by CS if there shall be any statute, rule, regulation, order judgment or decree enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (i) prohibit CS’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries or (ii) compel CS or the Company to dispose of or hold separate all or any material portion of the business or assets of CS, the Company or any of their respective Subsidiaries or Affiliates as a result of the Merger; or

(e)          by CS, if an event or change having a Company Material Adverse Effect shall have occurred after the date of this Agreement and such Company Material Adverse Effect has not been cured within fifteen (15) days.

8.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of CS, Sub, the Company, the Signing Stockholders or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided, however, that each party hereto shall remain liable for any breach of this Agreement prior to its termination; and provided further, that, the provisions of Sections 5.3 (Confidentiality), 5.4 (Expenses) and 5.6 (Public Disclosure) hereof, Article IX (General Provisions) hereof and this Section 8.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3         Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Stockholders (including the Signing Stockholders) agree that any amendment of this Agreement signed by the Stockholder Representative after the Effective Time shall be binding upon and effective against the Stockholders whether or not they have signed such amendment; provided, however, that after the adoption of this Agreement by the Stockholders and without their further approval, no such amendment shall reduce the amount of or change the kind of consideration to be received in exchange for any shares of Company Capital Stock.

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8.4         Extension; Waiver. At any time prior to the Effective Time, CS, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders (including the Signing Stockholders) agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

9.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) seven (7) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)          if to CS or Sub, to:

c/o ClickSoftware Technologies, Ltd.
Azorim Park, Oren Building
94 Em Hamoshavot Road
Petach Tikva 49527
Attention:     CFO
Facsimile No.: +972-3-7659-401

with a copy (which shall not constitute notice) to:

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention:     Lewis N. Segall
Facsimile No.: (617) 338-2880

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(b)          if to the Company, to:

Xora, Inc.
850 N. Shoreline Boulevard
Mountain View, CA 94043
Attention:     CEO
Facsimile No.: (650) 938-8401

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
Attention:     Scott C. Dettmer
Facsimile No.: (877) 881-6851

(c)          if to the Stockholder Representative, to:

Ned Carlson
P.O. Box 571
Southport, CT 06890
Facsimile No.: (203) 842-4098

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.2           Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3           Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4           Entire Agreement; Assignment. This Agreement, the other Transaction Documents, the Schedule of Exceptions, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of Law or otherwise, except that CS may assign its rights and delegate its obligations hereunder to its Affiliates so long as CS remains obligated to perform those obligations required to be performed by CS hereunder.

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9.5           Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7           Governing Law. EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. THE COMPANY, THE STOCKHOLDER REPRESENTATIVE, EACH SIGNING STOCKHOLDER, AND EACH OTHER STOCKHOLDER, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION, THE COMPANY, THE STOCKHOLDER REPRESENTATIVE, THE ESCROW AGENT AND EACH STOCKHOLDER, BY ACCEPTANCE OF CONSIDERATION SPECIFIED HEREIN, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

9.8           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

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9.10       Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.11       Release. Effective as of the Closing Date and by virtue of the Merger having been approved by the Stockholders, each Stockholder does unconditionally and irrevocably release, waive and forever discharge, as of the Closing Date, each of CS, Sub, the Surviving Corporation, the Company, its Subsidiaries and each of their past and present directors, officers, employees, agents, equity holders, insurers and Affiliates (the “Company Released Parties”), from any and all Liabilities of such Stockholder of any kind or nature whatsoever, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing Date (except under this Agreement and the other Transaction Documents and except in connection with the transactions contemplated hereby and thereby), including any and all of the foregoing arising out of or relating to (i) such Stockholder’s capacity as current or former equity holders, warrantholders, optionholders or agents of the Company or its Subsidiaries, or (ii) any contract, agreement or other arrangement (except for this Agreement and the other Transaction Documents) entered into or established prior to the Closing Date, including any equity holders agreements, employment agreements or previous noncompetition agreements (with the effect that any Liability or obligation of Sub, Surviving Corporation, Company or its Subsidiaries under any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement and without regard to any notice requirement thereunder, is hereby terminated in its entirety). Each Stockholder understands that, other than with respect to obligations of the Company Released Parties arising under this Agreement and the other Transaction Documents, or except as provided in the preceding sentence, this is a full and final general release of all Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company Released Parties prior to the date of this Agreement.

9.12       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13       Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)          CS waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Company or of any stockholder, officer, employee or director of the Company or any Subsidiary of the Company (any such Person, a “Designated Person”) (i) in any matter involving this Agreement or the transactions contemplated hereby, by any legal counsel currently representing the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby (the “Transaction Representation”) or (ii) in respect of any other matters prior to the Closing, by any legal counsel currently representing or that has represented the Company or any Subsidiary of the Company in connection with such other matters (the “Company Representation”).

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(b)          CS waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring or having occurred during the Transaction Representation or the Company Representation in connection with any Post-Closing Representation, including in connection with a dispute with CS, and following the Closing, with the Company or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the applicable Designated Person.

ARTICLE X

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Activities” shall have the meaning set forth in Section 5.2 hereof.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other person.

“Agreed Amount” shall have the meaning set forth in Section 7.3(a) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.

“Carrier Agreement” shall mean a Contract with a mobile phone service provider for the marketing, sale, resale or distribution of the Company Products.

“Carve-Out Escrow Amount” shall mean ten percent (10%) of the Indemnity Escrow Amount and ten percent (10%) of the Net Working Capital Adjustment Escrow Amount.

“Carve-Out Participants” shall mean individuals who receive payments pursuant to the Xora, Inc. Management Carve-Out Plan in connection with the transactions contemplated by this Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 1.2 hereof.

“Claimed Amount” shall have the meaning set forth in Section 7.3(a) hereof.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

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“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Closing Debt” shall mean the sum, without duplication, of (a) amounts payable in connection with (i) the termination of any Company Warrants or Company Options, (ii) the waiver of any right to accelerate vesting of any Company Options or Company Warrants, and (iii) amounts payable as a result of the transactions contemplated by this Agreement with respect to control provisions contained in any agreements binding upon the Company or CS, including, without limitation, payments to Carve-Out Participants (including the Carve-Out Escrow Amount, to the extent not paid by the Company from its available cash in connection with the Closing), bonuses, severance payments, or under executive or other employment agreements, and all Taxes related thereto payable or subject to withholding by the Company; and (b) any Third-Party Expenses payable by the Company.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company 401(k) Plan” shall mean any and all Company Employee Plans intended to include a Code Section 401(k) arrangement.

“Company Capital Stock” shall mean all capital stock of the Company, whether or not issued or outstanding.

“Company Cash” shall mean, with respect to the Company and its Subsidiaries, as of the close of business on the Closing Date, all cash, cash equivalents and marketable securities held on deposit in the bank accounts of the Company or any of its Subsidiaries at such time. For avoidance of doubt, Company Cash shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited for the account of the Company and its Subsidiaries, provided that they clear as deposits and (3) exclude the Carve-Out Escrow Amount to the extent paid by the Company from its available cash in connection with the Closing.

“Company Charter Documents” shall have the meaning set forth in Section 2.1 hereof.

“Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe, welfare, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates and with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has or may have any Liability or obligation.

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“Company Intellectual Property” shall mean any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.13(e) hereof.

“Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to (i) the business, assets (whether tangible or intangible), condition (financial or otherwise), results of operations or capitalization of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement; except for any such change, event or effect solely to the extent it results from (a) the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad; provided, however, that such outbreak or escalation does not have a disproportionate or unique effect on the Company; (b) changes in GAAP or other accounting standards; provided, however, that such changes do not have a disproportionate or unique effect on the Company; (c) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company conducts business; provided, however, that such conditions or changes in conditions do not have a disproportionate or unique effect on the Company; (d) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world in which the Company conducts business; provided, however, that such events do not have a disproportionate or unique effect on the Company; or (e) any actions taken or failure to take action, in each case, which CS has approved in writing, consented to in writing or requested in writing, or compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement.

“Company Options” shall mean all issued and outstanding options or other rights (including commitments to grant options or other rights) to purchase or otherwise acquire (by payment of consideration, conversion or otherwise) any Company Capital Stock (whether or not vested) held by any current or former employee or consultant to the Company or any of its Subsidiaries. References to vested Company Options shall refer to that portion of a Company Option which has vested in accordance with the terms of such Company Option, and references to unvested Company Options shall refer to that portion of a Company Option which has not vested in accordance with the terms of such Company Option.

“Company Personnel” shall mean any current or former Employee, consultant or director of the Company or any of its Subsidiaries or Affiliates.

“Company Preferred Stock” shall mean shares of Preferred Stock, $0.001 par value per share, of the Company.

“Company Privacy Obligations” shall have the meaning set forth in Section 2.31 hereof.

“Company Privacy Policies” shall have the meaning set forth in Section 2.31 hereof.

“Company Products” shall have the meaning set forth in Section 2.13(a) hereof.

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“Company Restricted Stock” shall mean shares of Company Capital Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a right of repurchase by the Company, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

“Company Series AA Preferred Stock” shall mean shares of series AA preferred stock, $0.001 par value per share, of the Company.

“Company Source Code” shall mean source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company Intellectual property.

“Company Stock Certificates” shall have the meaning set forth in Section 1.9(c) hereof.

“Company Warrants” shall mean all issued and outstanding rights to purchase or otherwise acquire (by payment of consideration, conversion or otherwise) shares of Company Capital Stock and other contingent rights to acquire Company Capital Stock, other than any Company Options, including any convertible promissory notes.

“Confidential Information” shall have the meaning set forth in Section 5.5 hereof.

“Conflict” shall have the meaning set forth in Section 2.5 hereof.

“Contract” shall have the meaning set forth in Section 2.5 hereof.

“CS” shall have the meaning set forth in the preamble hereof.

“CS Material Adverse Effect” shall mean any change, event or effect that is materially adverse to CS’s ability to consummate the transactions contemplated by this Agreement.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7(a) hereof.

“Customer Information” shall have the meaning set forth in Section 2.12(f) hereof.

“Data Room” shall mean the online data room established by Merrill Corporation for “Project Ajax” in connection with the transactions contemplated by this Agreement.

“Deemed Loss” shall have the meaning set forth in Section 7.2(b) hereof.

“Delaware Law” shall have the meaning set forth in Section 1.1 hereof.

“Dispute Resolution Auditor” shall have the meaning set forth in Section 1.14 hereof.

“Dissenting Share Payments” shall have the meaning set forth in Section 1.8(c) hereof.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(a) hereof.

“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

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“Effective Time” shall have the meaning set forth in Section 1.2 hereof.

“Employee” shall mean any current or former employee of the Company or any of its Subsidiaries or Affiliates.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any of its Subsidiaries or Affiliates and any current Company Personnel or, to the extent the obligations thereunder are ongoing, any former Company Personnel.

“End Date” shall have the meaning set forth in Section 8.1(b) hereof.

“Environmental Laws” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, the protection of human health and safety, or exposure to Hazardous Materials, including without limitation workplace health and safety Laws, packaging and labeling Laws and Laws relating to the Release or threatened Release of Hazardous Materials to the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Order” shall mean any order, judgment, injunction, award, decree or writ relating to the environment or imposed pursuant to Environmental Laws.

“Environmental Permits” shall mean all Permits required by or issued pursuant to applicable Environmental Laws.

“Equipment” shall have the meaning set forth in Section 2.12(e) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other person or entity that is or has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder. For purposes of Section 2.10(c) of this Agreement, “ERISA Affiliate” shall mean any person or entity required to be aggregated with the Company pursuant to Section 409A(d)(6) and the regulations issued thereunder.

“Escrow Agent” shall have the meaning set forth in Section 7.4 hereof.

“Escrow Amount” shall mean the Indemnity Escrow Amount plus the Net Working Capital Adjustment Escrow Amount.

“Escrow Agreement” shall have the meaning set forth in Section 7.4 hereof.

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“Escrow Fund” shall mean the Indemnity Escrow Fund and the Net Working Capital Adjustment Escrow Fund.

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 1.13 hereof.

“Escrow Pro Rata Portion” shall mean, with respect to each Indemnifying Party, an amount equal to the quotient obtained by dividing (x) the sum of (a) the amount of cash payable pursuant to Section 1.7(a) hereof in respect of the shares of Company Series AA Preferred Stock owned by such Indemnifying Party as of the Effective Time and (b) the amount of cash payable to such Indemnifying Party pursuant to the Xora, Inc. Management Carve-Out Plan in connection with the transactions contemplated by this Agreement by (y) the sum of (a) the aggregate amount of cash payable to all Series AA Stockholders pursuant to Section 1.7(a) hereof in respect of Company Capital Stock as of the Effective Time and (b) the aggregate amount of cash payable to all Carve-Out Participants pursuant to the Xora, Inc. Management Carve-Out Plan in connection with the transactions contemplated by this Agreement. Each Indemnifying Party’s Escrow Pro-Rata Portion is set forth on Schedule 10.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.13 hereof.

“Estimated Third-Party Expenses” shall have the meaning set forth in Section 1.13 hereof.

“Final Purchase Price” shall have the meaning set forth in Section 1.6 hereof.

“Financial Statements” shall have the meaning set forth in Section 2.7(a) hereof.

“FIRPTA Compliance Certificate” shall have the meaning set forth in Section 5.9 hereof.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 2.6 hereof.

“Hazardous Materials” shall mean all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including without limitation any such materials defined, listed, regulated or identified under or described in any Environmental Laws (including, by way of example and without limitation, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Immigration Laws” shall have the meaning set forth in Section 2.32 hereof.

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“Indebtedness” shall mean, with respect to any person, the sum, without duplication, of (a) all obligations of such person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such person), (c) all obligations of such person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or should be, in accordance with GAAP or other generally accepted accounting principles as applicable to such person, recorded as capital leases in respect of which such person is liable as lessee, (e) any obligation of such person in respect of bankers’ acceptances, (f) all obligations of a type referred to in clauses (a), (b), (c), (d), or (e) above which is directly or indirectly guaranteed by such person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (g) any refinancings of any of the foregoing obligations, (h) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations and (i) all accrued interest payable on any of the foregoing obligations.

“Indemnified Party” shall have the meaning set forth in Section 7.2(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 7.2(a) hereof

“Indemnity Escrow Amount” shall mean fifteen percent (15%) of the Initial Purchase Price.

“Indemnity Escrow Fund” shall have the meaning set forth in Section 7.4 hereof.

“Indemnity Pro Rata Portion” shall mean, with respect to each Series AA Stockholder, an amount equal to the quotient obtained by dividing (x) the amount of cash payable pursuant to Section 1.7(a) hereof in respect of the shares of Company Series AA Preferred Stock owned by such Series AA Stockholder as of the Effective Time by (y)  the aggregate amount of cash payable to all Series AA Stockholders pursuant to Section 1.7(a) hereof in respect of Company Capital Stock as of the Effective Time. Each Series AA Stockholder’s Indemnity Pro-Rata Portion is set forth on Schedule 10.

“India Subsidiary” shall mean Xora Software Systems Private Ltd., an Indian company.

“Initial Purchase Price” shall mean an amount equal to fourteen million seven hundred dollars ($14,700,000).

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) processes, devices, prototypes, schematics, net lists, mask works, test methodologies and hardware development tools; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) any similar or equivalent property of any of the foregoing (as applicable).

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“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; including databases and data collections and all rights therein (“Trade Secrets”); (vi) mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world; and (vii) any similar or equivalent rights to any of the foregoing (as applicable).

“Interested Person” shall have the meaning set forth in Section 2.16(a) hereof.

“International Plan” shall have the meaning set forth in Section 2.23(b) hereof.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, used by the Company in its business as presently conducted.

“Key Employees” shall have the meaning set forth in Section 6.2(r) hereof.

“Knowledge” shall mean with respect to the Company, the knowledge of the Company’s officers and other senior managers after due and diligent inquiry.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, Order or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 2.12(b) hereof.

“Leased Real Property” shall have the meaning set forth in Section 2.12(a) hereof.

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“Liability” shall mean, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person.

“Liens” shall have the meaning set forth in Section 2.10(a)(viii) hereof.

“Licensed Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Company or any of its Subsidiaries by third parties.

“Loss” shall have the meaning set forth in Section 7.2(a) hereof.

“Material Customer” shall have the meaning set forth in Section 2.30 hereof.

“made available” shall mean, with respect to a document, that such document (a) has been posted by the Company to the Data Room and that CS has been granted unrestricted access to view such document, or (b) has been provided directly to CS in electronic or hardcopy format.

“Merger” shall have the meaning set forth in Section A of the Recitals.

“Net Working Capital” shall mean (as finally determined under Section 1.14) (i) accounts receivable, prepaid expenses (but in no event shall prepaid expenses include Third Party Expenses), deposits - ST and other receivables, and employee advances (but in any event excluding Company Cash and deferred income Tax Assets) of the Company and its Subsidiaries as of the close of business on the Closing Date minus (ii) accounts payable, deferred revenue (whether current or long term), accrued and other current Liabilities (including current Tax Liabilities), accrued commissions and bonuses, and accrued and unused vacation, sick leave or time off (but in any event excluding Indebtedness or Closing Debt and deferred income Tax Liabilities) of the Company and its Subsidiaries as of the close of business on the Closing Date, which items are set forth for illustrative purposes in the example net working capital calculation attached hereto as Exhibit E.

“Net Working Capital Adjustment” shall mean the amount, if any, by which the Target Net Working Capital Amount exceeds (or is less than) Net Working Capital.

“Net Working Capital Adjustment Escrow Amount” shall mean fifty percent (50%) of the Target Net Working Capital Amount.

“Net Working Capital Adjustment Escrow Fund” shall have the meaning set forth in Section 7.4 hereof.

“Objections Statement” shall have the meaning set forth in Section 1.14 hereof.

“Officer’s Certificate” shall have the meaning set forth in Section 7.3(a) hereof.

“Official” shall have the meaning set forth in Section 2.26 hereof.

“Open Source Materials” shall have the meaning set forth in Section 2.13(m) hereof.

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“Order” shall mean any:

(a)          order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or

(b)          Contract with any Governmental Entity that is or has been entered into in connection with any Proceeding.

“Owned Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Paying Agent” shall have the meaning set forth in Section 1.9(a) hereof.

“Payoff Letters” shall mean letters relating to Third-Party Expenses and Indebtedness that indicate in each case the relevant and respective amount of such Third-Party Expenses and Indebtedness and containing a statement to the effect that such Third-Party Expenses and Indebtedness incurred with respect to products or services or Indebtedness provided with respect to the period prior the Closing Date, regardless of when payable, have been paid and satisfied in full.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Common Merger Consideration” shall be zero ($0.00).

“Per Share Merger Consideration” shall refer to the Per Share Common Merger Consideration and the Per Share Series AA Merger Consideration.

“Per Share Series AA Merger Consideration” shall mean the portion of the Final Purchase Price to which each share of Company Series AA Preferred Stock is entitled as set forth on Schedule 1.7(a)(i).

“Permits” shall mean any permits, consents, licenses, certificates, registrations, certificates of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

“Plan” shall mean the Company’s 2000 Stock Option Plan and the Company’s 2010 Stock Option Plan.

“Pre-Closing Dividend” shall have the meaning set forth in Section 5.1(f) hereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period.

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“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

“Remedial Action” shall mean all actions to (a) abate, contain, ameliorate, clean up, remove, treat, remediate or in any other way address any Hazardous Materials; (b) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger human health or welfare or the indoor or outdoor environment; or (c) perform studies, investigations, and pre- or post-remedial monitoring and care; and (d) otherwise correct a condition of noncompliance with Environmental Laws.

“Representative” shall mean, with respect to any person, such person’s officers, directors, stockholders, equity holders, members, general partners, limited partners, consultants, employees, auditors, attorneys, advisors, lenders and other agents (including legal counsel, accountants and financial advisors).

“Requisite Stockholder Vote” shall mean approval of at least (i) a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted to common stock basis and (ii) sixty-seven percent (67%) of the Series AA Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis.

“Returns” shall have the meaning set forth in Section 2.10(a)(i) hereof.

“Schedule of Exceptions” shall have the meaning set forth in preamble to Article II hereof.

“Section 280G Payment” shall have the meaning set forth in Section 2.23(g) hereof.

“Section 409A” shall have the meaning set forth in Section 2.10(c) hereof.

“Series AA Stockholder” shall mean any holder of any Company Series AA Preferred Stock immediately prior to the Effective Time.

“Soliciting Materials” shall have the meaning set forth in Section 5.3(e) hereof.

“Special Representations” shall have the meaning set forth in Section 7.1(a) hereof.

“Spreadsheet” shall have the meaning set forth in Section 1.13 hereof.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

“Stockholder Approval” shall have the meaning set forth in Section 5.3(a) hereof.

“Stockholder Notice” shall have the meaning set forth in Section 5.3(b)(i) hereof.

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“Stockholder Representative” shall have the meaning set forth in the preamble hereof.

“Stockholder Written Consents” shall have the meaning set forth in Section H of the Recitals.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Sub” shall have the meaning set forth in the preamble hereof.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Subsidiary Charter Documents” shall have the meaning given in Section 2.1 hereof.

“Subsidiary Losses” shall mean any Losses paid, incurred, accrued or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of the matters specified on Schedule 7.2(a)(vi).

“Survival Date” shall have the meaning set forth in Section 7.1(a) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Target Net Working Capital Amount” shall mean one million seven hundred thousand dollars ($1,700,000).

“Tax” For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, research and development tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Matter” shall have the meaning set forth in Section 5.19(e) hereof.

“Third-Party Expenses” shall have the meaning set forth in Section 5.6 hereof.

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“Total Outstanding Shares” shall mean the aggregate number of shares of Company Common Stock and Company Preferred Stock, on an as-converted basis, issued and outstanding immediately prior to the Effective Time.

“Total Outstanding Series AA Shares” shall mean the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Transaction Documents” shall mean this Agreement, the Voting Agreement and the Escrow Agreement.

“Voting Agreement” shall have the meaning set forth in Section F of the Recitals.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, CS, Sub, the Company, the Signing Stockholders and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

CLICKSOFTWARE, INC.

By:	/s/Moshe BenBassat
Name: Moshe BenBassat
Title: CEO

XORA, INC.

By:	/s/Anne Bonaparte
Name: Anne Bonaparte
Title: CEO & President

AJAX ACQUISITION Corporation

By:	/s/Moshe BenBassat
Name: Moshe BenBassat
Title: CEO

STOCKHOLDER REPRESENTATIVE

By:	/s/Ned Carlson
Name: Ned Carlson

[Signature Page to Agreement and Plan of Merger]

FOR PURPOSES OF ARTICLE III, ARTICLE
VII, ARTICLE VIII, ARTICLE IX, ARTICLE
X, SECTIONS 5.2, 5.5, 5.6, 5.7, 5.10, 5.11,
5.12, 6.3 AND 9.7:

PREFERRED HOLDERS:

BLUESTREAM VENTURES, L.P.
By:	BlueStream Management, L.P.
Its:	General Partner
By:	BlueStream Management, LLC
Its:	General Partner

By:	/s/Raj Gollamudi
Name:	Raj L. Gollamudi
Its:	General Partner

2

FOR PURPOSES OF ARTICLE III, ARTICLE
VII, ARTICLE VIII, ARTICLE IX, ARTICLE
X, SECTIONS 5.2, 5.5, 5.6, 5.7, 5.10, 5.11,
5.12, 6.3 AND 9.7:

PREFERRED HOLDERS:

DAWNTREADER FUND II LP
By:	Wit/DT II Advisors LLC,
its General Partner

By:	/s/Ned Carlson
Print Name: Ned Carlson
Title: Manager

DAWNTREADER FUND II A LP
By:	Wit/DT II Advisors LLC,
its General Partner

By:	/s/Ned Carlson
Print Name: Ned Carlson
Title: Manager

DAWNTREADER FUND II OFFSHORE LP
By:	Wit/DT II Advisors LLC,
its General Partner

By:	/s/Ned Carlson
Print Name: Ned Carlson
Title: Manager

DAWNTREADER FUND II AFFILIATES LP
By:	Wit/DT II Advisors LLC,
its General Partner

By:	/s/Ned Carlson
Print Name: Ned Carlson
Title: Manager

3

FOR PURPOSES OF ARTICLE III, ARTICLE
VII, ARTICLE VIII, ARTICLE IX, ARTICLE
X, SECTIONS 5.2, 5.5, 5.6, 5.7, 5.10, 5.11,
5.12, 6.3 AND 9.7:

PREFERRED HOLDERS:

RHO VENTURES V, L.P.
By:	RMV V, L.L.C., its General Partner
By:	Rho Capital Partners LLC,
its Managing Member

By:	/s/Jeffrey Martin
Name:	Jeffrey Martin
Its:	Attorney-in-fact

RHO VENTURES V AFFILIATES, L.L.C.
By:	RMV V, L.L.C., its General Partner
By:	Rho Capital Partners LLC,
its Managing Member

By:	/s/Jeffrey Martin
Name:	Jeffrey Martin
Its:	Attorney-in-fact

4

FOR PURPOSES OF ARTICLE III, ARTICLE
VII, ARTICLE VIII, ARTICLE IX, ARTICLE
X, SECTIONS 5.2, 5.5, 5.6, 5.7, 5.10, 5.11,
5.12, 6.3 AND 9.7:

PREFERRED HOLDERS:

SPLIT ROCK PARTNERS, L.P.
By:	Split Rock Partners Management, LLC
Its:	General Partner

By:	/s/Michael Gorman
Michael B. Gorman
Managing Director

5